UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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April 13, 2021

Dear Fellow Shareholders:
You are cordially invited to attend the annual meeting of shareholders of Voya Financial, Inc. (the “Company”), on Thursday, May 27, 2021, at 11:00 a.m., Eastern Daylight Time. The annual meeting of shareholders will be held as a virtual meeting only, accessible at the following website address: www.virtualshareholdermeeting.com/VOYA2021. The enclosed notice of annual meeting and proxy statement describe the items of business that we will conduct at the meeting and also provide you with important information about our Company, including our practices in the areas of corporate governance and executive compensation. I strongly encourage you to read these materials and then to vote your shares.
Our Board is actively engaged in strategic planning
2020 was an impactful year by several measures for both Voya and the U.S. We took several actions to help Americans address COVID-19 related challenges, our employees adapted and pivoted to help us deliver the support and guidance that our customers need during this critical time, and we worked to complete the divestiture of substantially all of our Individual Life and other legacy non-retirement annuities business. At the same time, we continued to execute on our workplace and institutional client-focused strategy and, despite extraordinary challenges related to the global pandemic, we concluded 2020 with strong top and bottom-line growth. As stewards of the Company, the Board spent a significant amount of time overseeing our response to the pandemic and providing guidance to management that led to solid organic growth across our businesses. I have provided more detail on Voya’s 2020 accomplishments and plans in my annual letter to shareholders in our 2020 annual report.
Our Board is comprised of diverse and independent directors with skills and experiences to support our strategy and position us for long-term success
We welcomed two new directors to our Board, Aylwin B. Lewis, in 2020, and Yvette S. Butler, in 2021. Aylwin brings to our Board more than 35 years of experience in leading roles at several well-known brands, where he achieved significant financial and operational results. Yvette brings over 25 years of experience in financial services, where she distinguished herself as a strategist and leader in the provision of wealth advisory, banking and financial planning solutions. Aylwin’s and Yvette’s experience and insights will benefit all of our stakeholders as we focus on achieving our vision to be America’s Retirement Company. We believe our directors bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives.
Our annual shareholders’ meeting
As a result of positive feedback from our shareholders, we are excited to once again hold this year’s annual meeting virtually, as we have done since our IPO in 2013. This format will continue to enable us to use technology to open our annual meeting to shareholders all over the world and improve our communications with shareholders while still providing shareholders the same opportunities to vote and ask questions that shareholders have at in-person meetings. We believe this format is particularly effective in the current environment as we strive to protect the safety and well-being of our shareholders, employees and other constituents.
On behalf of the Board and the management team, I would like to thank you for your continuing investment and support of Voya Financial.
Very truly yours,

Rodney O. Martin, Jr. Chairman and Chief Executive Officer

Voya Financial, Inc.
Notice of 2021 Annual Meeting of Shareholders
Time and Date	11:00 a.m., Eastern Daylight Time, on Thursday, May 27, 2021

Meeting website address	www.virtualshareholdermeeting.com/VOYA2021

Items of Business	•	Election of nine directors to our board of directors for one-year terms

	•	An advisory vote to approve executive compensation

	•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021

	•	Transaction of such other business as may properly come before our 2021 Annual Meeting of Shareholders

Record Date
The record date for the determination of the shareholders entitled to vote at our Annual Meeting of Shareholders, or any adjournments or postponements thereof, was the close of business on March 30, 2021

Your vote is important to us. Please exercise your right to vote.
Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 27, 2021. Our Proxy Statement, 2020 Annual Report to Shareholders and other materials are available at www.proxyvote.com.
By Order of the Board of Directors,

Rachel Reid Senior Vice President, Deputy General Counsel and Corporate Secretary April 13, 2021

Executive Summary
This summary highlights certain information contained elsewhere in our proxy statement. You should read the entire proxy statement carefully before voting. Please see the Glossary at the end of this proxy statement for a list of certain defined terms used throughout this proxy statement.
Matters to be Voted on at our 2021 Annual Meeting:
	Matter	Board Recommendation	See This Page for More Information
1.	Election of directors	FOR each Director Nominee	2
2.	Advisory vote on the approval of executive compensation	FOR approval	23
3.	A vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021	FOR approval	56
Our proxy statement contains information about the matters to be voted on at our 2021 Annual Meeting of Shareholders (which we refer to in this proxy statement as the “Annual Meeting”), as well as information about our corporate governance practices, the compensation we pay our executives, and other information about our Company. Our principal executive offices are located at 230 Park Avenue, New York, New York, 10169.
Please note that we are furnishing proxy materials to our shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or by mail, will be mailed to our shareholders beginning on April 13, 2021.
Your vote is important. Please exercise your right to vote.

Part I: Corporate Governance
Agenda Item 1: Election of Directors
Our Board currently consists of nine directors, who, pursuant to our Amended and Restated Certificate of Incorporation, are elected annually by our shareholders for one-year terms -- eight independent directors and our CEO (who also serves as chairman of the Board). David Zwiener, one of the eight independent directors, is currently our Lead Director. Ms. Biggar will be stepping down on April 29, 2021 and so will not be standing for election. Ms. Butler will be appointed to the Board upon Ms. Biggar’s departure and will be standing for election.
At our Annual Meeting, our shareholders will be asked to elect nine nominees to our Board of Directors.
Board Recommendation: Our Board of Directors unanimously recommends that our shareholders elect each of our Director Nominees described below under “—Our Director Nominees”.
OUR DIRECTOR NOMINEES
Director Nominee Facts
We believe our director nominees bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives. Our Board believes our nominees’ varying tenures, breadth of experience and their mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy.

Diversity

55.55%
are diverse

5 of 9 of our nominees are diverse

4 of 6 standing Board committees are chaired by women

Independence / Women

8 of 9
director nominees are independent

4 of 9
director nomines are women

Audit Committee

Compensation and Benefits Committee

Risk, Investment and Finance Committee

Nominating and Governance Committee

Technology, Innovation and Operations Committee

All members of our standing Board committees are independent

Our nominees:
•	are seasoned leaders who have held a diverse range of leadership positions in complex businesses (including financial services organizations);
•	have served in senior executive positions, including in the areas of risk, operations, finance, technology and brand development;
•	have extensive knowledge and experience in our industry;
•	bring deep and diverse experience in public and private companies; and
•	represent diverse backgrounds and viewpoints.
Core Qualifications and Experiences		Diversity of Skills and Experiences
✔	Integrity, business judgment and commitment	+	Financial services industry
✔	Demonstrated management ability	+	Risk management
✔	Leadership and expertise in their respective fields	+	Cybersecurity, technology and information security
✔	Financial literacy	+	Audit, tax and accounting
✔	Strategic thinking	+	Operations
✔	Reputational focus	+	Succession planning and talent development
		+	Brand development, marketing and communications
		+	Public company board service
		+	Finance and capital allocation
		+	Mergers and acquisitions experiences
Consideration of Board Diversity
The Nominating and Governance Committee is keenly focused on ensuring that a wide range of backgrounds and experiences are represented on our Board. Among the factors the Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers a number of demographics including gender, ethnicity, race, culture and geography, seeking to develop a Board that, as a whole, reflects diverse opinions and perspectives that are representative of our business.
Evaluation of our Director Nominees for Nomination and Re-Nomination
Our Nominating and Governance Committee does not set specific minimum qualifications that directors must meet in order for the Committee to recommend them to our board, but specific characteristics considered by the Committee when evaluating candidates for the Board include:
•	whether the candidate possesses significant leadership experience;
•	the candidate’s accomplishments and reputation in the business community;
•	whether the candidate is financially literate or has other professional business experience relevant to an understanding of our business; and
•	whether the nominee is independent for purposes of the New York Stock Exchange (“NYSE”) listing rules.
We appreciate the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions. In considering whether to recommend re-nomination of a director for election at our annual meeting, the Nominating and Governance Committee considers factors such as:
•	the extent to which the director’s skills, qualifications and experience continue to contribute to the success of our Board;

•	the extent to which the Board is diverse as a whole and responds to shareholder views;
•	attendance and participation at, and preparation for Board and Committee meetings;
•	independence; and
•	shareholder feedback, including the support received by director nominees at our last annual meeting.
Consideration of Shareholder Nominees
It is the policy of the Nominating and Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Nominating and Governance Committee should submit the names of their nominees, a description of their qualifications and background, and the signed consent of the nominee to be so considered, to our Nominating and Governance Committee, care of the Corporate Secretary, Voya Financial, Inc., 230 Park Avenue, New York, New York 10169. For more information on how and when to submit a nomination, see “Part V: Other information—Frequently asked questions about our Annual Meeting—How do I submit a shareholder proposal for the 2022 Annual Meeting?”.
The Nominees
The following table sets forth our Director Nominees, their ages, their status as “independent” for purposes of NYSE listing rules, and their board and business experience.
Name	Age	Independent	Director Since	Occupation	Other Public Company Boards
Yvette S. Butler	55	Yes	2021	President, SVB Private Bank & Wealth Management	None
Jane P. Chwick	58	Yes	2014	Director	•	Essent Group
					•	MarketAxess
					•	People’s United Bank, N.A.
Kathleen DeRose	60	Yes	2019	Director	•	The London Stock Exchange
Ruth Ann M. Gillis	66	Yes	2015	Director	•	KeyCorp
					•	Snap-On Inc.
Aylwin B. Lewis	67	Yes	2020	Director	•	Marriott International
Rodney O. Martin, Jr.	68	No	2011	Chairman of the Board and CEO, Voya Financial, Inc.	None(1)
Byron H. Pollitt, Jr.	69	Yes	2015	Director	None
Joseph V. Tripodi	65	Yes	2015	Director	None
David Zwiener (lead director)	66	Yes	2013	Operating Executive, The Carlyle Group	None
(1)	Mr. Martin is also a director of our wholly owned subsidiary, Voya Retirement Insurance and Annuity Company, which is a Securities and Exchange Commission (“SEC”) registrant.

If elected by our shareholders, the nine Director Nominees, all of whom are currently members of our board, will serve for a one-year term expiring at our 2022 Annual Meeting of Shareholders. Each duly elected director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
Each of our Director Nominees has been approved and nominated for election by our board. All of our directors are elected by majority vote of our shareholders, excluding abstentions.
Below is biographical information about our Director Nominees. This information is current as of the date of this proxy statement and has been confirmed by each of the Director Nominees for inclusion in this proxy statement.
Yvette S. Butler

Yvette S. Butler was appointed a director of Voya Financial, Inc. in April 2021. Ms. Butler is the President of SVB Private Bank & Wealth Management. Prior to joining SVB in June of 2018, Ms. Butler was the Executive Vice President of Capital One Investing since April 2013. She is also a board member and Treasurer of the Washington Area Women’s

Foundation. Prior to joining Capital One, Ms. Butler served as Managing Director for Wells Fargo Advisors heading up the direct business teams, including WFA Solutions and WellsTrade. Ms. Butler also led investor marketing for E*Trade and launched Merrill Lynch’s Financial Advisory Center which later became MerrillEdge. In 2001, she moved to Merrill Lynch as retirement group director. Ms. Butler’s early career included Merrill Lynch investment banking, Charles Schwab and McKinsey. She was named to the Washingtonian’s prestigious list of Most Powerful Women in Washington in 2017 and was named to Savoy magazines 100 Most Influential Blacks in Corporate America in 2020. Ms. Butler received an MBA from Stanford University’s Graduate School of Business and a bachelor’s degree in Finance and Management Information Systems from the University of Virginia’s McIntire School of Commerce.

Qualifications
Ms. Butler has been selected as a Director Nominee in light of her extensive experience in the financial services industry and her deep knowledge of and involvement with wealth management and technology.

Jane P. Chwick

Jane P. Chwick has been a director of the Company since May 2014, and serves as the Chairperson of our Technology, Innovation and Operations Committee. Ms. Chwick retired as the Co-Chief Operating Officer of Technology for The Goldman Sachs Group, Inc. in 2013, where she was employed in increasingly senior positions from 1983 until 2013.

Ms. Chwick serves on the boards of Essent Group, People’s United Bank, N.A., MarketAxess Holdings, Inc., ThoughtWorks Inc. and the Queens College Foundation. Ms. Chwick holds a bachelor’s degree in Mathematics from Queen’s College and a Masters of Business Administration in Management Sciences and Quantitative Methods from St. John’s University.

Qualifications
Ms. Chwick has been selected as a Director Nominee in light of her experience as chief operating officer of a major function within a global financial institution, and her experience in technology, strategy, risk management and operations.

Kathleen DeRose

Kathleen DeRose has been a director of the Company since October 2019. Ms. DeRose is a Clinical Professor of Finance at the New York University Leonard N. Stem School of Business, where she leads the FinTech curriculum and is the Fubon FinTech Director. Ms. DeRose was the Managing Director, Head of Business Strategy and Solutions,

Investment Strategy and Research at Credit Suisse Group AG, from 2013 to 2015, and the Managing Director, Head of Global Investment Process, Asset Management at Credit Suisse from 2010 to 2013. Prior to that, Ms. DeRose was the Managing Partner, Head of Portfolio Management and Research at Hagin Investment Management from 2006 to 2010, and the Managing Director, Head of Large Cap Equities at Bessemer Trust from 2003 to 2006. Prior to 2003, Ms. DeRose also held a number of roles at Deutsche Bank, from 1991 to 2003, where she became the Managing Director of the bank, and at JP Morgan Chase (formerly Chase Manhattan Bank), from 1983 to 1991. Ms. DeRose is a Chartered Financial Analyst and holds a B.A. from Princeton University, an M.B.A. from the NYU Stern School of Business, Ecole des Hautes Etudes Commerciales de Paris (HEC), and the London School of Economics combined (TRIUM) programme and an M.Sc from the University of Oxford.

Qualifications
Ms. DeRose has been selected as a Director Nominee in light of her extensive experience in the investment management industry and her deep knowledge of and involvement with FinTech.
Ruth Ann M. Gillis

Ruth Ann M. Gillis has been a director of the Company since July 2015, and serves as the Chairperson of our Compensation and Benefits Committee. Ms. Gillis retired in 2014 as the Executive Vice President and Chief Administrative Officer of Exelon Corporation and president of Exelon Business Services Company. She previously served as Executive Vice

President of Exelon’s Commonwealth Edison Company subsidiary as well as Senior Vice President and Chief Financial Officer of Exelon Corporation and Unicom Corporation. Prior to joining Exelon in 1997, Ms. Gillis was Vice President, Treasurer and Chief Financial Officer at University of Chicago Hospitals and Health Systems as well as Senior Vice President and Chief Financial Officer of American National Bank, a subsidiary of First Chicago Corporation. Ms. Gillis also serves on the boards of KeyCorp. and Snap-On Incorporated. In addition, Ms. Gillis is Treasurer of Lyric Opera of Chicago and life trustee of The Goodman Theatre. Ms. Gillis received a bachelor’s degree in economics from Smith College and an MBA in finance from the University of Chicago Graduate School of Business.

Qualifications
Ms. Gillis has been selected as a Director Nominee in light of her extensive experience in strategy, risk management and operations, her knowledge of accounting and finance and her experience serving as a director of other U.S. public companies.

Aylwin B. Lewis

Aylwin B. Lewis has been a director of the Company since October 2020. Mr. Lewis served as Chairman, Chief Executive Officer and President of Potbelly Corporation, a franchisor of quick service restaurants, from June 2008 until his retirement in November 2017. From September 2005 to February 2008, Mr. Lewis was President and Chief Executive Officer of

Sears Holdings Corporation and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis had been President and Chief Executive Officer of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997. He currently serves on the board of directors of Marriott International, Inc. and Chef’s Warehouse, and previously served on the board of directors of Red Robin Gourmet Burgers, Inc., The Walt Disney Company and Starwood Hotels.

Qualifications
Mr. Lewis has been selected as a Director Nominee in light of his extensive insights on how to best meet consumer needs while driving growth.
Rodney O. Martin, Jr.

Rodney O. Martin, Jr. has been our chief executive officer and a director of the Company since 2011. Mr. Martin was appointed Chairman of the board of directors upon completion of our initial public offering in May 2013, and also serves as chairman of the board’s Executive Committee. As Chief Executive Officer, Mr. Martin is responsible for the overall strategy and performance of the Company. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (“AIG”), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010. Mr. Martin has served on the boards of directors of American Council of Life Insurers and LIMRA. Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow.

Qualifications
Mr. Martin has been selected as a Director Nominee in light of his extensive leadership experience within the retirement and life insurance industries, his understanding of the Company’s business and the important role he has played in determining the Company’s strategy and vision as a public company.

Byron H. Pollitt, Jr.

Byron H. Pollitt, Jr. has been a director of the Company since July 2015. In July 2017, Mr. Pollitt was appointed to serve as the Chairperson of our Audit Committee. In June 2019, Mr. Pollitt assumed a director role with Population Services International and in 2020 became a board director of Children’s Hospital Los Angeles. Mr. Pollitt also served as the

Chief Financial Officer of Visa Inc. from 2007 to 2015. In this role, he was responsible for corporate finance, sourcing and facilities. From 2003 to 2007, Mr. Pollitt served as Executive Vice President and Chief Financial Officer of Gap Inc. From 1990 to 2003, he held a number of senior leadership roles at The Walt Disney Company, including serving as Executive Vice President and Chief Financial Officer for Walt Disney Parks and Resorts from 1999 to 2003. Mr. Pollitt served on the Finance Commission of the International Federation of Red Cross and Red Crescent Societies from 2015 to 2019. Mr. Pollitt served on the boards of American Red Cross Bay Area between 2005 and 2014, and Orange County between 1997 and 1999. Mr. Pollitt also serves on the Board of Councilors for the School of Dramatic Arts at the University of Southern California and the Board of Trustees for both Children’s Hospital Los Angeles and the University of California-Riverside. Mr. Pollitt received a Bachelor of Science in Business Economics from the University of California-Riverside and an MBA from Harvard Business School.

Qualifications
Mr. Pollitt has been selected as a Director Nominee in light of his deep knowledge of finance and accounting and his extensive leadership experience with U.S. public companies.
Joseph V. Tripodi

Joseph V. Tripodi has been a director of the Company since April 2015. Mr. Tripodi was the Chief Marketing Officer of The Subway Corporation from December 2015 to April 2018. Prior to that, Mr. Tripodi was the Executive Vice President and Chief Marketing &

Commercial Officer of The Coca-Cola Company from 2007 to February 2015. Prior to joining The Coca-Cola Company in 2007, Mr. Tripodi was Senior Vice President and Chief Marketing Officer of Allstate Insurance Company from 2003 to 2007. Mr. Tripodi also previously served as Chief Marketing Officer for The Bank of New York in 2002 and Seagram Spirits & Wine from 1999 to 2002. Prior to joining Seagram, Mr. Tripodi held several marketing roles at MasterCard International, including serving as its Executive Vice President, Global Marketing, Products and Services from 1989 to 1998. Mr. Tripodi currently serves as a director of Newman’s Own. Mr. Tripodi holds a B.A. from Harvard College and an M.S. from The London School of Economics.

Qualifications
Mr. Tripodi has been selected as a Director Nominee in light of his extensive experience in marketing, brand development, and customer experience of several large public and private companies.

David Zwiener

David Zwiener has been a director of the Company since May 2013, and in July 2017 was appointed to serve as our Lead Director. Since March 2016, Mr. Zwiener has been engaged as an Operating Executive of The Carlyle Group. From January 2015 to March 2016,

Mr. Zwiener was Interim CEO at PartnerRe Ltd. Mr. Zwiener was a Principal in Dowling Capital Partners from 2010 to 2015. Prior to joining Dowling Capital Partners, Mr. Zwiener was Chief Financial Officer of Wachovia Corporation. From 2007 to 2008, he was Managing Director and Co-Head of the Financial Institutions Group at The Carlyle Group. From 1995 to 2007, Mr. Zwiener served in increasingly responsible positions at The Hartford, rising to President and Chief Operating Officer—Property & Casualty. He previously served as a director of The Bank of N.T. Butterfield & Son Limited, Partner Re, Ltd., CNO Financial Group, The Hartford, Sheridan Healthcare, Inc., the Hartford Hospital and a trustee of the New Britain Museum of American Art. Mr. Zwiener received an A.B. degree from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Qualifications
Mr. Zwiener has been selected as a Director Nominee in light of his extensive experience in the financial services and U.S. insurance industries, his knowledge of finance and accounting and his background as a director and officer of U.S. public companies.

BOARD LEADERSHIP
Our Nominating and Governance Committee has considered the leadership structure of our board, and has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Mr. Martin. The Committee made this determination in light of Mr. Martin’s experience with the Company; the nature of the leadership he has demonstrated within our Company and on our board; and the role fulfilled by Mr. Zwiener, our Lead Director, as described below. The Committee believes that this structure is appropriate for us because it allows the individual with primary responsibility for managing the Company’s day-to-day operations, the Chief Executive Officer, to chair regular board meetings and focus the directors’ attention on the issues of greatest importance to the Company and its shareholders while also providing for effective oversight by the Board through an independent lead director. It is the policy of our Board that, during any period where the Chairman of the board is not “independent” for purposes of the NYSE listing rules, the Board will appoint a Lead Director who will be an independent director. Mr. Zwiener is an independent director.
We believe effective independent board leadership is a key component of good corporate governance and long-term value creation. As such, our Board believes that an effective Lead Director must:
•
be a good communicator: since the role requires facilitating discussions among board members, between directors and the CEO/management, and engaging with other stakeholders, strong communications skills are necessary;

•	have the required time commitment: given the key functions of the position, the role requires a significant time commitment to execute responsibilities effectively;
•	have relevant industry expertise: the Lead Director acts as a sounding board to our Chief Executive Officer and we believe relevant industry expertise enhances the effectiveness of the role; and
•	have personal effectiveness: the ability to earn support of other directors and management; and sound judgment and leadership are key to the effectiveness of the role.

Key Functions and Responsibilities of our Lead Director
The following table outlines the key functions and responsibilities of our Lead Director:

BOARD ROLE IN RISK OVERSIGHT
Our Board carries out its risk oversight function through its regularly scheduled meetings, through its committees (including the Audit Committee, which, consistent with NYSE rules, has a central role in risk oversight), and through informal interactions and discussions between our directors and our senior management. In particular, the committees of our board focus on overseeing the following risks:

The Board receives regular reports from the management risk committee of the Company and the Company’s Chief Risk Officer on the Company’s ongoing adherence to the Board’s risk-related policies and the status of the Company’s risk management programs.
BOARD OPERATIONS
Our directors are actively engaged inside and outside of Board meetings.
Actively Engaged Board and Outstanding Attendance

No directors attended fewer than 75% of the aggregate number of meetings of the board and of the board committees on which the director served during 2020, the threshold for disclosure under SEC rules. In 2020, our directors attended 97% of the combined total meetings of the full Board and Committees on which they served. In addition, we encourage our directors to attend each of our annual meetings and, in 2020, eight of our nine directors attended the annual meeting of shareholders.
Discussions and Communications Outside of Board Meetings
The chairpersons of our Committees as well as our Lead Director meet and speak regularly with members of our management in between Board meetings. The chairpersons of our Committees have regular meetings with our management prior to Committee meetings to review meeting agendas, time allocated to each agenda item, and meeting materials, and to discuss specific agenda items in order to ensure that the meeting will sufficiently fulfill the information needs of the Committee members and that the Committees are carrying out in full the responsibilities set forth in their charters. After each meeting and on an ad hoc basis as needed, Committee chairpersons provide feedback to management in preparation for future meetings. Our Lead Director conducts similar meetings with our CEO with respect to Board meetings. In addition, directors have discussions with each other and our senior management team and other key employees outside of Board meetings as needed.
Our directors also receive weekly analyst reports on the Company and its peers, and on a quarterly basis, they receive feedback from senior management on our meetings and interactions with investors.
Board and Committee Self-Assessments
Our Board continually seeks to improve its performance. Pursuant to NYSE requirements, our Corporate Governance Guidelines and the charters of each Committee, the Board and each of its Committees are required to conduct a self-evaluation at least annually. The Nominating and Governance Committee alternates the way it solicits feedback between a written questionnaire and one- on-one discussions with each director. The Corporate Secretary initiates the feedback process by developing and circulating a list of potential topics to directors for consideration in advance of the Board’s evaluation discussion. The Corporate Secretary then schedules time to meet with each individual director to gather input and feedback. Summaries of the discussions are prepared and shared with each committee and the full Board, and discussed in executive sessions of each Committee and the full Board. The chairpersons of each Committee and the Lead Director share the results of the discussions with management to address any requests or enhancements in practices that may be warranted.
Our processes enable directors to provide confidential feedback on topics including:
•	Board/Committee information and materials;
•	Board/Committee meeting mechanics and structure;
•	Board/Committee composition;
•	Board/Committee responsibilities and accountability;
•	Board meeting content and conduct; and
•	overall performance of Board members.
While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback and suggestions with management and each other year-round.
DIRECTOR INDEPENDENCE
As required by NYSE rules, our board of directors considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if our board determines that the director does not have any direct or indirect material relationship with Voya Financial.
Our board has determined that each of Mses. Biggar, Butler, Chwick, DeRose and Gillis, and Messrs. Lewis, Pollitt, Tripodi and Zwiener, are independent. Mr. Griswell was also an independent member of our board during 2020. This determination was based, in part, on detailed information that each director provided our board regarding his or her business and professional relationships, and those of his or her family members, with Voya Financial and those entities with which we have significant business or financial interactions.

In making its independence determinations, our board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships which, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our board has deemed immaterial to the Director’s independence due to the nature of the relationship or transaction or the amount involved:
•
Ordinary course customer or client transactions. Ordinary-course transactions between the Company and another entity, where the other entity is our customer or client, or where we are the customer or client of the other entity, and where our director:

○
is a non-executive director of the other entity (Ms. Chwick); and where the annual payments made or received by the Company do not exceed the greater of $1 million or 2 percent of the other entity’s gross revenues.

•
Ordinary course charitable donations. Charitable donations made in the ordinary course (including through our matching gift program) to a charitable organization of which our director (Messrs. Griswell and Pollitt, and Mses. Biggar, Chwick, and Gillis) is a board member or trustee, or holds a similar position.

BOARD COMMITTEES
Our board of directors has the following committees: Audit, Compensation and Benefits, Nominating and Governance, Risk, Investment and Finance, Technology, Innovation and Operations, and Executive. The current members of the Board and the committees of the Board on which they currently serve are identified below.
	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee	Risk, Investment and Finance Committee	Technology, Innovation and Operations Committee	Executive Committee
Rodney O. Martin, Jr. (Chairman of the Board of Directors and CEO)
David Zwiener (Lead Director)
Lynne Biggar(1)
Jane P. Chwick
Kathleen DeRose
Ruth Ann M. Gillis
Aylwin B. Lewis
Byron H. Pollitt Jr.
Joseph V. Tripodi
Number of meetings in 2020	11	7	4	4	5	0
= Member
= Chair
(1)
Ms. Biggar’s Board membership concludes on April 29, 2021. On such date, Mr. Tripodi will become Chair of the Nominating and Governance Committee, and Ms. Butler will become a member of the Compensation and Benefits Committee, Nominating and Governance Committee, and Risk, Investment and Finance Committee.

Audit Committee
The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance of our independent auditors and our internal audit function.
See Part III—Audit-Related Matters of this proxy statement for additional information about our Audit Committee.
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.
The Compensation and Benefits Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the board of directors or management. With respect to compensation consultants retained to assist in the evaluation of director, chief executive officer or senior executive compensation, this authority is vested solely in the Compensation and Benefits Committee.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors; reviewing and reporting to the board of directors on compensation of directors and board committee members; and developing, recommending and monitoring corporate governance principles applicable to the board of directors and the Company as a whole.
The Nominating and Governance Committee has primary responsibility for succession planning for the CEO. It oversees the development of the process and protocols regarding succession plans for the CEO and reviews the development of individual high-potential executives. The Committee’s involvement in leadership development and succession planning is systematic and ongoing, and includes regular meetings with high- potential executives.
Risk, Investment and Finance Committee
The Risk, Investment and Finance Committee is responsible for overseeing and reviewing information regarding enterprise risk management; reviewing the investment strategy, portfolio composition and investment performance pertaining to our general account; monitoring our capital needs, liquidity and financing arrangements, our ability to access capital markets and our financing plans; and reviewing and make recommendations to the Board with respect to our capital management policies, including repurchases of securities, dividends on our common stock and preferred stock and stock splits.
Technology, Innovation and Operations Committee
The Technology, Innovation and Operations Committee is responsible for reviewing technology and innovation strategies and associated budgets; reviewing measurements and tracking systems in place to achieve successful innovation; monitoring existing and future trends in technology and innovation; reviewing technology risk exposures, including cybersecurity risks, and steps to monitor and control such exposures and reviewing risk management and risk assessment guidelines and policies regarding technology risks.

Executive Committee of the Board
The Executive Committee of the Board is responsible for taking action where required in exigent circumstances, where it is impracticable to convene, or obtain the unanimous written consent of, the full board of directors.
VIRTUAL MEETING PHILOSOPHY AND PRACTICES
We will once again hold our annual meeting virtually this year, as we have done since our IPO in 2013. The Board believes that holding the annual meeting in a virtual format provides the opportunity for participation by a broader group of shareholders, while saving the Company’s and investors’ time and money, and reduces our environmental impact. The Board intends for the virtual meeting format to provide shareholders with an enhanced level of transparency and participation compared to the traditional in-person meeting format, and the Company has taken the following steps to ensure such an experience:
•	Providing shareholders with the ability to submit appropriate questions ahead of the meeting through the virtual meeting web portal;
•	Providing shareholders with the ability to submit appropriate questions during the meeting either through the virtual meeting platform or via telephone;
•
Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination; we have posted the rules of conduct on the virtual meeting web portal;

•	Publishing all appropriate questions that cannot be answered during the meeting due to time constraints with answers following the meeting and
•	Providing technical support through dedicated phone lines before and during the meeting.
Details regarding how to participate in the annual meeting are more fully described on page 62 of this proxy statement.
SHAREHOLDER ENGAGEMENT
In an effort to continuously improve our corporate governance processes and communications, we developed an engagement plan to systematically reach out to shareholders and to proactively address issues that are important to our shareholders. We value shareholders’ views and insights and believe that two-way dialogue builds informed relationships that promote transparency and accountability by deepening our Board’s understanding of shareholder concerns, and providing shareholders with insight into our Board’s processes.

Shareholder Engagement Cycle

SUMMER

- Our board reviews details of the vote outcomes from the annual shareholders' meeting.
- We also review with the board the governance trends and topics of focus from the proxy season generally and practices at our peers.
- From these reviews, the board considers potential corporate governance or executive compensation changes.
- We determine and prioritize potential topics for engagement in the fall.

FALL

- We reach out to our shareholders to engage in telephonic or in-person meetings to obtain their feedback on our strategy, governance practices and compensation practices.
- We also reach out to proxy advisors to obtain more color on their views of our governance and compensation practices.
- The details of the feedback we obtained are shared with the board.

WINTER

- We use the feedback from the engagement to inform and implement changes on governance and compensation practices.
- We begin drafting the proxy statement and consider disclosure improvements based on shareholder and proxy advisor feedback.

SPRING

- We publish our proxy statement and reach out to shareholders to answer any questions shareholders may have on the items to be addressed at our annual meeting.
- We hold our annual shareholders' meeting which is conducted virtually and therefore easily accessible to all shareholders.

CORPORATE GOVERNANCE BEST PRACTICES
We believe that strong and sustainable corporate governance is essential to the effective oversight of the Company. As such, we continuously review and strive to improve our corporate governance practices. We list below our current key corporate governance practices:
✔	Proactive shareholder engagement plan
✔	Annual election of directors
✔	Majority voting of directors
✔	Independent directors meet regularly in executive sessions, including with our external auditors
✔	Annual board and committee self-evaluations
✔	Annual advisory vote on executive compensation
✔	Stock ownership requirements for directors and executive officers
✔	No poison pill
✔	Director orientation and continuing education
✔	Anti-hedging and anti-pledging policies for directors and employees (including officers)
✔	97% board and committee attendance
✔	100% independent standing Board Committees, other than the Compensation and Benefits Committee
BOARD CONTINUING EDUCATION
Our Corporate Governance Guidelines encourage directors to attend director continuing education courses by providing reimbursement of such courses sponsored by recognized organizations for up to $15,000 per year per director. In addition to such reimbursement, we provide directly, and with the assistance of outside advisors, presentations to the Board on current issues or topics relevant to the Board, including corporate governance trends and practices, and external perspectives and views of analysts and investors. For new directors, we provide a half-day orientation where senior management provides detailed presentations on our strategies and operations.

OUR EXECUTIVE OFFICERS
Management of the Company is led by the Management Executive Committee, which is comprised of all of the executive officers set forth below. The Management Executive Committee is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure. The following table presents information regarding our executive officers as of the date of this proxy statement.
Name	Age	Position
Rodney O. Martin, Jr.	68	Chairman and Chief Executive Officer
Nancy Ferrara	56	Executive Vice President, Continuous Improvement
Robert Grubka	51	Chief Executive Officer, Health Solutions
Christine Hurtsellers	57	Chief Executive Officer, Investment Management
Michael Katz	45	Executive Vice President and Chief Strategy, Planning and Investor Relations Officer
Santhosh Keshavan	47	Executive Vice President and Chief Information Officer
Heather Lavallee	51	Chief Executive Officer, Wealth Solutions
Charles P. Nelson	60	Vice Chairman and Chief Growth Officer
Larry N. Port	70	Executive Vice President and Chief Legal Officer
Kevin D. Silva	67	Executive Vice President and Chief Human Resources Officer
Michael S. Smith	57	Vice Chairman and Chief Financial Officer
Set forth below is biographical information about each of the executive officers named in the table above.
Rodney O. Martin, Jr. has served as Chief Executive Officer and a member of the Board of Directors of Voya Financial, Inc. since April 2011. Additional biographical information regarding Mr. Martin is provided above, under “Our Director Nominees”.
Nancy Ferrara has served as Executive Vice President, Continuous Improvement of the Company since September 2016. Prior to that, Ms. Ferrara was Senior Managing Director of Operations for Voya. Prior to joining Voya in April 2012, Ms. Ferrara served as Operations Executive of the Financial Services Division at AIG in 2008 and went on to lead divestiture separation teams at AIG from 2009 until 2012. Prior to that, Ms. Ferrara served in a number of senior leadership roles at J.P. Morgan Chase. Ms. Ferrara has an M.B.A. from Hofstra University and a B.A. from Providence College.
Robert Grubka has served as Chief Executive Officer, Health Solutions since March 2021. Prior to that he served as president of Employee Benefits for Voya, and prior to that he was the chief risk officer for Voya’s Retirement and Annuity businesses. Prior to joining Voya in 2015, Mr. Grubka led the Group Protection business at Lincoln Financial and held leadership roles in the retirement and annuity businesses. Previously, he held a variety of actuarial roles at Nationwide Financial. Mr. Grubka earned a bachelor’s degree in actuarial science from The Ohio State University. He also serves on the board of Junior Achievement of the Upper Midwest.
Christine Hurtsellers has served as Chief Executive Officer of our Investment Management since September 2016. Prior to that, Ms. Hurtsellers was the Chief Investment Officer of Fixed Income at Voya Investment Management from 2009 to 2016, and prior to that, she was the head of Structured Finance from 2005 to 2008. Ms. Hurtsellers is a board member of Pomona Capital, and a member of the U.S. Treasury Borrowing Advisory Committee. Prior to joining Voya in 2004, Ms. Hurtsellers was a senior portfolio manager at the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Prior to Freddie Mac, she was a portfolio manager at Alliance Capital Management and Banc One, and a client consultant at Pentalpha Capital Group. Ms. Hurtsellers received a B.A. in Finance from Indiana University Kelley School of Business, and holds the Chartered Financial Analyst® designation.

Michael Katz has served as Executive Vice President and Chief Strategy, Planning and Investor Relations Officer since March 2021. Prior to that, Mr. Katz was the Chief Financial Officer for the Company’s Annuities, Individual Life and Employee Benefits businesses. Before serving as a business unit CFO, he held a number of senior roles in product development, capital management, actuarial and business strategy at the Company. Mr. Katz joined Voya in 2004. Before joining the Company, he served in a variety of financial reporting and planning roles at Aegon. Mr. Katz is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and holds a bachelor’s degree in actuarial science from Pennsylvania State University.
Santhosh Keshavan has served as Executive Vice President and Chief Information Officer since March 2021. Prior to that, Mr. Keshavan was the Company’s Chief Information Officer. Prior to joining Voya, Mr. Keshavan held the position of EVP & CIO for Regions Bank based in Birmingham, AL from 2010 to 2017. Previously, Mr. Keshavan was with Fidelity Investments as Vice President for the pricing and cash management division. Prior to that, he held various positions at SunGard Data Systems (now FIS), eventually being named Managing Director, International Operations with a focus on the retirement services industry. Mr. Keshavan has a bachelor’s degree in Computer Science from India and a master’s of business administration from UAB with a major in Information Systems. He serves on the board of Connecticut Financial Services and Insurance Markets, as well as VFI SLK Global Services Pvt. Ltd – a joint venture between the Company and SLK.
Heather Lavallee has served as Chief Executive Officer, Wealth Solutions since March 2021. Prior to that, she served as the president of Tax-Exempt Markets at the Company, and prior to that she was president of Employee Benefits. Before joining the Company in 2008, Ms. Lavallee worked at Mutual of Omaha as a regional vice president of the Group Insurance Division for their Western Region, and at Sun Life New York Insurance and Annuity Company. In addition, she serves on the board of the National Down Syndrome Society. Ms. Lavallee holds a bachelor’s degree in psychology from Colby College and a Master of Business Administration from Pepperdine University’s Graziadio School of Business.
Charles P. Nelson has served as Vice Chairman and Chief Growth Officer since March 2021. Since April 2018, Mr. Nelson served as the Chief Executive Officer of our Retirement and Employee Benefits businesses and served as Chief Executive Officer of our Retirement business since May 2015. Prior to joining the Company, Mr. Nelson was with Great-West Financial since 1983. Mr. Nelson served as president of Retirement Services for Great-West from 2008 through September 2014 and most recently led the legacy Great- West retirement business of Empower Retirement, a business unit of Great- West Life & Annuity Insurance Company. Mr. Nelson served as the past president of the Board of Directors for The SPARK Institute, a trade institute that represents the entire spectrum of defined contribution service providers. Mr. Nelson has also been a member of the National Association of Government Defined Contribution Administrators (NAGDCA) since 1985. Mr. Nelson is a graduate of Whitman College with a degree in chemistry and economics. He was appointed to the Whitman College Board of Overseers in 2008 through 2017.
Larry N. Port has served as the Executive Vice President and Chief Legal Officer of Voya since February 2020. Prior to that, he served as senior vice president of Corporate Development. Prior to joining Voya in 2016, Port held several senior-level roles, including serving as a senior vice president at Assurant, where he oversaw U.S. and global merger and acquisition activities; a senior vice president at MassMutual, where he was responsible for worldwide corporate development; and as associate general counsel at Texaco Inc., where he was responsible for providing legal services to its worldwide oil and gas exploration and production practice. Mr. Port received his bachelor’s degree from the University of Virginia and a J.D. from the University of Pittsburgh School of Law.
Kevin D. Silva has served as Executive Vice President and Chief Human Resources Officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as Chief Human Resources Officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as Chief Administrative Officer responsible for the human resources, communications, corporate administration, governmental relations, information resources, facilities, telecommunications, and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989). Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.
Michael S. Smith has served as Vice Chairman and Chief Financial Officer since March 2021 and served as our Executive Vice President and Chief Financial Officer of the Company since November 2016. From April 1, 2019 to early 2021, Mr. Smith also served as our Interim Chief Risk Officer. He is responsible for strategic finance, capital management, actuarial, tax, insurance investments, controllership, financial reporting, procurement, expense management, treasury and investor relations. Prior to becoming CFO, Mr. Smith served as Chief Executive Officer of our Insurance Solutions and Closed Block Variable Annuity business since January 2014. Prior to that, Mr. Smith served as the Executive Vice President and Chief Risk Officer of the Company since December 2012. Mr. Smith joined the Company in May 2009 first as Chief Financial Officer and Chief Insurance Risk Officer of the annuity business and subsequently as Chief Executive Officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (“LNC”) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, Chief Actuarial Officer for Lincoln National Life, Chief Administrative Officer and Chief Financial Officer for Lincoln Financial Distributors, Inc., Chief Financial Officer and Chief Risk Officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division. Mr. Smith holds bachelor’s degrees in Economics and Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.
CORPORATE RESPONSIBILITY
Corporate responsibility is a business imperative woven throughout our enterprise. We regard corporate responsibility as an investment in society and in the success of the Company. As a responsible corporate citizen, we simultaneously consider our impacts on the marketplace, society and the environment. We have an unwavering commitment to conduct business in a way that is ethically, economically, socially and environmentally responsible.
As such, we implement initiatives that integrate responsible and sustainable thinking into our operations, positively impact our communities and minimize our impact on the planet. Our work is guided by corporate responsibility standards and frameworks and informed by analysis of key impacts, identification of risks and opportunities and stakeholder input. We report publicly in our corporate responsibility annual report and on our website the progress on our corporate responsibility commitments, and disclose our environmental, social and governance data to investors on an ongoing basis. Corporate responsibility is governed by our Corporate Responsibility Executive Council, composed of our most senior leaders and headed by our CEO. We report our corporate responsibility performance to the Nominating and Governance Committee on an annual, and as needed, basis.
Political Contributions Oversight and Disclosure
Our Nominating and Governance Committee, a committee comprised solely of independent directors, provides oversight of the Company’s political contributions and lobbying expenses. As part of its oversight role, it reviews our political activity policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. The Committee also reviews an annual report on our political contributions and lobbying expenses. This report is available at investors.voya.com/financial- reporting/annual- reports. The Voya Financial Political Action Committee (PAC) has historically supported candidates from both major political parties and Independents who understand the importance of helping people responsibly save for retirement and manage their financial assets. Following the events in our nation’s capitol on January 6, 2021, the Company suspended PAC distributions. If and when a decision is made to resume PAC disbursements, the officers of the PAC will issue disbursements consistent with the PAC’s bylaws and based upon a candidate’s state or Congressional district. Candidates will be vetted by the Company’s Corporate Communications team for public statements inconsistent with the Company’s corporate values. The PAC relies on outside legal expertise to address new or emerging issues and an outside vendor for the administration of the PAC.
Community Investment
Outside of Voya, we have and continue to build connections between our employees and the communities in which they live and serve through support of employee volunteerism and giving. We conduct our community investment work through Voya Foundation whose primary work focuses on financial resilience: STEM (science, technology, engineering and mathematics) education for K-8th graders; financial literacy for 9-12th graders; teacher training and employee matching gifts. Through Voya Foundation, employees receive dollar-for-dollar matches to eligible nonprofits of their choice. The annual maximum match is $5,000 for employees and $25,000 for our senior management and directors. In 2020, more than 70% of Voya employees gave back to our communities through volunteerism or giving. Employee donations to nonprofits, together with Voya Foundation’s match, totaled approximately $5.6 million in the U.S. In addition, full- time employees receive 40 hours of paid volunteer-time-away at eligible nonprofits per year and part-time employees receive 20 hours per year. Voya employees volunteered nearly 19,000 hours in 2020.
IMPACT OF COVID-19
In 2020, Voya took several reactive and proactive steps to address the challenges of the COVID-19 pandemic. While many companies took action to eliminate jobs or reduce compensation for their employees, including to their base pay, incentives and 401(k) matches, Voya took none of those actions. Voya was quickly able to pivot to having more than 95% of our 6,000 employees working remotely. In addition, Voya enhanced several benefits, including: fully covering COVID-19 medical testing and providing Care Coordinators to assist employees who are caring for someone with COVID-19. We also provided assistance through no-cost virtual visits, enhanced mental and emotional health support, increased paid time off carryover, COVID relief financial planning assistance, CARES Act adoption for 401(k) loans/withdrawals, and additional training for working remotely.
We also addressed our customers’ needs. Voya was the first major retirement plan provider to waive fees in response to the CARES Act to help our customers, and all Americans, manage through this difficult time. We did this just four days after the economic relief package was implemented. Specifically, we credited hardship distribution and loan initiation fees associated with COVID-19-related distributions. Later in 2020, we launched the Just Right Advantage™ Program – a first-of-its-kind effort to support greater retirement planning opportunities for minority, women, veteran, disability, and LGBTQ-owned businesses — along with nonprofit organizations that serve them — by offering a fee credit when they establish or retain their retirement plan.
We also took actions to support our broader communities, including, but not limited to, providing all Americans with free online resources and phone access to our financial advisors. And through our partnership with AmeriCares, we supported the shipment of more than 23 tons of personal protective equipment to partners across the United States.
In March, when COVID-19 began to significantly impact the economy and businesses, we maintained our commitment to do our best to achieve our business goals. Despite the recognition that COVID-19 would have an impact on our business – such as the higher group life insurance claims we experienced in the fourth quarter of 2020 – Voya did not make any changes to its financial targets – including those used to determine executive compensation. The goals and targets that were established and set by the Board of Directors at the beginning of 2020 were not reduced.
We believe that, because we had begun the challenging but important actions to reduce expenses in connection with our transformation that begin in 2018, we were in a strong position going into the pandemic, and this has benefitted all of our stakeholders.

HUMAN CAPITAL MANAGEMENT
As a company with a mission to help all Americans retire better, our success lies in earning the trust of our clients each and every day. Through our human capital strategy, we attract, retain and reward talent across our enterprise in support of our mission. We have prioritized our efforts to build and maintain a diverse, inclusive and safe workplace, with opportunities for our employees to grow and develop in their careers, supported by competitive compensation, benefits, health and wellness programs. We have maintained our prioritization and commitment throughout and despite the challenges posed by the COVID-19 pandemic.
•	Diversity and Inclusion
We believe that our differences make us stronger. We are committed to fostering a work environment where the differences that we are born with — and those we acquire and choose throughout our lives — are understood, valued and intentionally pursued. Purposefully bringing our differences together to positively influence our culture, service our clients and enrich our communities is essential to our vision to be America’s Retirement Company. Since our IPO, we have made significant strides in our diversity efforts. From having no females or people of color on our Board of Directors in 2013, to 56% diverse (four women and one person of color) by the end of 2020, we outpace the industry in diverse Board leadership. In addition, four of five standing Committees are chairs by female directors. As of March 2021, our eleven member Executive Committee is 45% diverse (three women and two people of color). Of our approximately 6,000 employees, women or people of color represent 61% of the workforce. 3% of our workforce self-identifies as members of the disabled/special needs community.
We have developed a culture of greater inclusion and celebration of our differences as evidenced by the tremendous growth of our employee resources groups (ERGs). From January 2018 to December 2020, membership increased from 4% to 27% of our employee base. Our eight ERGs are African American, Asian American, Disabilities and Special Needs, Latinx, LGBTQ & Allies, NextGen, Virtual, and Women.
We are committed to continuing to diversify our workforce and fostering an inclusive workforce, with a focus on people of color. Our business- and function-specific action planning process launched in April 2020 and is led by our Executive Committee (EC). Each EC member has a comprehensive diversity action plan which includes measurement of diverse talent, DE&I engagement, team participation in inclusive activities, and addressing areas of opportunity.
In 2020, in support our strong culture, Voya created a Diversity, Equity and Inclusion (DEI) Task Force that will focus on continuing Voya’s commitment to combat bias, racism, discrimination and underrepresentation at Voya, with our clients and in our communities. In its mission, the DEI taskforce seeks equity and inclusion for all diverse communities in alignment with Voya’s DEI strategy. In its phased approach to focusing on diverse communities, it began with addressing the specific needs of Voya’s African-American/Black employees and the Black community. Individuals from across our company who will be engaged in this important work represent all of our businesses, functions, backgrounds, experiences and levels within our organization. They will provide actionable recommendations for our DEI strategy across our three strategic pillars: Colleagues, Clients and Community.
•	Talent Management and Development
We believe superior human capital management is a key component to a high level of corporate performance. We are differentiated by our talent review process, leadership development, succession planning, mentoring programs, performance management process, coaching and feedback. Because we are committed to developing employees, we maintain robust learning programs through Voya’s Learning Center to help employees develop as they advance their careers and/or transition into different roles within Voya.

We have a One Voya platform for talent evaluations, discussion, development plans and succession plans across all Voya businesses and functions. EC members, their leaders and HR business partners lead talent reviews at least annually across various teams resulting in succession plans for the top five layers across the company. We identify our very top performers to whom to offer additional education, training, and exposure opportunities (this includes the accelerated development of over 1,000 diverse employees).
•	Total Rewards & Wellness
Our Total Rewards offering is made up of the entire employee experience. It is delivered in the form of direct compensation (base salary, annual and/or long-term incentives), company-sponsored benefits (retirement savings; health and welfare plans; paid time off; and work-life balance programs) and development opportunities. We provide a robust Total Reward offering that is market-competitive and equitable in order to attract, retain, and motivate a talented and diverse workforce.

Part II: Compensation Matters
Agenda Item 2. An Advisory Vote to Approve Executive Compensation
Section 14A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires that shareholders be given the opportunity to cast an advisory vote on the compensation of our named executive officers, or “NEOs”. Our NEO compensation for 2020 is disclosed and discussed in detail below.
We believe that the success of our business is based on our ability to attract, retain and motivate the executive officers who determine our strategy and provide the leadership necessary to ensure we execute our business plan and drive long-term value creation for our shareholders. To support the achievement of these objectives, we focus our executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of compensation our executives receive on the achievement of business and individual performance results.
Accordingly, the following resolution will be presented at our Annual Meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This vote is only advisory and will not be binding on the Compensation and Benefits Committee of the board of directors, which is responsible for determining the compensation of our NEOs. The results of the vote will be taken into account, however, by our Compensation and Benefits Committee when considering our compensation policies and procedures. We have determined that this vote will occur annually and so the next advisory vote will take place at our 2022 Annual Meeting of Shareholders.
Board Recommendation: Our board of directors unanimously recommends that shareholders vote FOR the resolution approving the compensation paid to the Named Executive Officers.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes our compensation objectives and reviews compensation decisions for our NEOs. For 2020, our NEOs were as follows:
Name	Position
Rodney O. Martin, Jr.	Chairman and Chief Executive Officer
Michael S. Smith	Vice Chairman and Chief Financial Officer
Christine Hurtsellers	Chief Executive Officer, Investment Management
Charles P. Nelson	Vice Chairman and Chief Growth Officer
Margaret M. Parent(1)	Former Executive Vice President and Chief Administrative Officer
(1)	Ms. Parent left Voya effective January 31, 2021.

Compensation Disclosure Roadmap
✔
Achieved strong organic growth in all of our segments, including a 7% increase in full service recurring deposits in Retirement compared with 2019; $8.4 billion in positive net flows (excluding divested annuities and sub-advisor replacements) in Investment Management; and a 7% increase in in-force premiums in Employee Benefits compared with 2019

✔	Grew normalized adjusted operating earnings per share 14% compared with 2019
✔
Further simplified our business to focus on serving workplace and institutional clients through the completion of the sale of our Individual Life and other legacy non-retirement annuities businesses, which closed on January 4, 2021

✔	Adjusted the weightings of existing metrics +/-5% in the annual and long-term incentive plans to better reflect Voya’s business plan

✔
Set target pay levels commensurate with sustained performance, external market data, the advice of the Compensation and Benefits Committee’s independent consultant, and the need to attract and retain high quality talent

✔	Multiple factors are taken into consideration in determining actual pay, including the alignment of total pay opportunity and pay outcomes with Company and individual performance
✔	Design pay programs to reward performance, mitigate risks and align with shareholder interests by having a significant portion composed of long-term incentive awards

✔	A significant portion of the NEOs’ variable compensation is in equity, which strengthens the alignment of our executives’ compensation with our stock price
✔	Payouts are aligned with our annual and long-term performance results
✔	Annual incentive was funded at 96% of target based on performance of three measures (see page 28)
✔
55% of long-term stock unit awards are PSUs that vest based on our relative total shareholder return over a 3-year period, therefore the payout of the PSUs is directly impacted by our stock price movements, and therefore strongly aligned with shareholder interests

✔	Provide an appropriate balance of short- and long-term compensation, with payouts based on our stock price, overall financial performance and individual contribution
✔
Follow practices that promote good governance and serve the interests of our shareholders, with a rigorous clawback policy, anti-pledging and anti-hedging policy, and robust stock ownership requirements

✔	Subject NEOs to a non-compete agreement, the terms of which were thoughtfully designed and will help us retain top talent
✔	The Compensation and Benefits Committee receives an annual report from the Chief Risk Officer on the compensation program risk review

Why you should approve our say-on-pay vote	✔
Maintained strong business performance throughout the COVID-19 pandemic demonstrating good stewardship of shareholder capital with appropriate focus on managing risk and executing on key strategic priorities, including the sale of our Individual Life business

	✔	2020 incentive payouts for our NEOs are aligned with overall Company performance
	✔	Pay practices are aligned with shareholder interests
	✔	Pay practices are tied to robust risk management and a strong corporate governance framework
	✔	No changes or adjustments to compensation of any Voya employee, including our executives

1.	How did we perform?
Achieved earnings per diluted share (“EPS”) growth.
We achieved normalized adjusted operating earnings of $4.811 per diluted share, after tax.
Strong organic growth and progress in advancing the company’s workplace and institutional client strategy.
All of our businesses achieved significant organic growth in 2020. Retirement’s full service recurring deposits grew 6.9% in 2020. Investment Management achieved institutional net flows of $8.4 billion. Employee Benefits’ annualized in-force premiums grew 6.7% in 2020.
Completed the sale of Individual Life.
We announced on January 4, 2021 that we had completed the sale of all of our Individual Life and other legacy non-retirement annuities businesses. This transaction accelerated deployable capital from our Individual Life business and further reduced the Company’s exposure to interest rate, credit and adverse mortality risks. The transaction completes a restructuring effort to exit capital-intensive retail businesses and begins a new chapter in the Company’s future. Our simpler business mix will allow us to fully focus on serving the workplace and institutional clients.
Maintained strong capital position and continued to be good stewards of shareholder capital.
We maintained robust capital with proforma excess capital of $1.8 billion, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined risk-based capital (RBC) ratio – the excess capital amount reflects both excess capital as of year-end 2020 and deployable capital resulting from the company’s sale of its Individual Life business, which closed on January 4, 2021. As of December 31, 2020 and on a proforma basis to reflect Voya’s sale of its Individual Life business, Voya’s estimated RBC ratio was 498%, well above our target of 400%. In 2020, we continued to provide value to shareholders by repurchasing $526 million of our common stock. Since our IPO and through year-end 2020, we had repurchased more than $6.5 billion of our common stock.
2.	What did we change for 2020?
We did not make any changes in 2020 in terms of compensation metrics used in our annual or long-term incentive plans, but we did change the weightings of all three of the existing metrics +/-5% in the annual incentive plan and two of the three weightings of the existing metrics +/-5% in the long-term incentive plan to better reflect Voya’s business plan.
[1]
Normalized adjusted operating earnings as presented is a non-GAAP measure. Information regarding this non-GAAP financial measure, and a reconciliation to most comparable US GAAP measure, is provided in Appendix A.

Key Compensation-Related Governance Practices
What we do:
✔	Awards in our annual incentive program are based on key financial measures set at the beginning of the year that we use to determine the success of our business as part of our approved budget process
✔	Performance objectives for each NEO are set at the beginning of the year and the results are assessed following the conclusion of each year
✔	Performance assessment of the CEO is conducted by the Compensation and Benefits Committee with input from all independent Directors and advice from the independent compensation consultant
✔	A majority of long-term incentive equity grants to our NEOs are in the form of PSUs and performance based options
✔	The Compensation and Benefits Committee’s independent compensation consultant performs services only for the Committee
✔	Executive perquisites are limited and do not include tax gross-ups
✔	Executives are subject to clawbacks, including no-fault clawbacks in the case of a financial restatement
What we don’t do
❖	No single trigger vesting of change in control benefits
❖	No liberal share recycling for shares used to satisfy tax withholding requirements or tendered in payment of an option exercise price
❖	No excise tax gross-up provisions
❖	No re-pricing of stock options permitted without shareholder approval
3.	How do we determine pay?
Compensation Principles
The following principles help guide and inform the Compensation and Benefits Committee in delivering effective executive compensation programs that drive performance, mitigate risks and foster the attraction, motivation and retention of top leadership talent to enable us to execute our business plan and ultimately deliver shareholder value.
Attract and retain talent: our success depends on the talents of our employees. Our compensation program needs to be market-competitive in order to attract and retain a talented and diverse workforce. We regularly review peer group compensation data to inform competitive and reasonable compensation decisions to help grow and sustain our business in a changing and challenging environment.
Pay for performance: a significant portion of the annual compensation of our executive officers should vary with annual business performance and each individual’s contribution to that performance. The performance metrics and goals are reviewed and challenged by the Compensation and Benefits Committee before they are approved and the goals are rigorous and challenging to motivate and reward stretch performance.

Transparency with and feedback from shareholders: we believe transparency to shareholders relating to our executive compensation program is essential. We are continuously improving the disclosure of our programs for shareholders to have enough information and context to assess the effectiveness of our programs. We proactively engage with shareholders and take actions to improve our compensation programs based on feedback from shareholders.
Integrate risk management and compensation: risk management and clawback policies need to be robust to deter imprudent risk taking. We conduct a rigorous annual review of the features of our compensation program that guard against excessive risk-taking.
Elements of Compensation
The following table presents the principal elements of the compensation programs that applied to our NEOs for 2020. The elements of compensation were designed to provide a variety of fixed and variable compensation related to the achievement of the Company’s short-term and long-term objectives.
Incentive Type	Compensation Element	Form of Compensation	Performance Metric	Objective/Purpose	Subject to Clawback and Forfeiture	2020 Actions
Fixed	Base salary	Cash	Individual performance goals	Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.	No	Base salary largely remained consistent with 2020.
Variable	Annual cash incentive compensation	Cash	Adjusted Operating Earnings (50%) Adjusted Operating Return on Allocated Capital (35%) Strategic Indicators (15%)
Motivates executives to achieve performance goals selected based on the Company’s annual business plan.

Promotes differentiation of pay based on business and individual performance and rewards executives for attaining annual objectives.
					Yes	Performance was at target for Adjusted Operating Return on Allocated Capital & Strategic Indicators and slightly below target for Adjusted Operating Earnings resulting in a 96% funding.

Incentive Type	Compensation Element	Form of Compensation	Performance Metric	Objective/Purpose	Subject to Clawback and Forfeiture	2020 Actions
	Long-term equity-based incentive compensation— granted based upon prior year performance and other factors	Performance Stock Units
Forward-looking performance vesting conditions for the 2020-2022 period:

Adjusted Operating Return on Equity (20%)

Adjusted Operating Earnings Per Share (30%)

Relative Total Shareholder Return vs. Compensation Peer Group (50%)
				Equity-based compensation helps to create a culture focused on long-term value creation and share ownership, and is used to retain executive talent.	Yes	Performance for the 2018-2020 period was above target, resulting in payout of 150% of target for the stock units (see page 39).
		Restricted Stock Units			Yes
Benefits and Perquisites	Retirement, deferral and health and welfare programs			Addresses retirement savings and health insurance needs of executives with competitive benefits programs. Aligns with our philosophy of attracting and retaining talented individuals.	No
	Perquisites and other benefits			Aligns with our approach of attracting and retaining talented individuals by offering limited perquisites and other benefits similar to those provided by peer companies.	No

Why we use these performance metrics
We believe the performance metrics in our compensation program are appropriate to motivate our executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. We describe why we use these metrics in detail below.
Adjusted Operating Earnings and Adjusted Operating Earnings per Share
We believe these metrics indicate the financial performance of the total Company and the underlying profitability factors, and exclude items that are not indicative of ongoing trends. In particular, these metrics exclude the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of our ongoing performance. We measure EPS on an absolute basis to minimize the complications associated with relative EPS, such as having to adjust peer companies’ EPS for exclusions. Adjusted Operating Earnings and Adjusted Operating Earnings per Share are non-GAAP financial measures. See Exhibit A—Non-GAAP Financial Measures.
Relative Total Shareholder Return versus Compensation Peer Group
This metric provides a relative performance measure to our program and provides a direct correlation between total shareholder return results and our compensation decisions, which strengthens the alignment of pay-for-performance outcomes with shareholder interests.
Adjusted Operating Return on Allocated Capital
We introduced this metric into our compensation program in 2018 to allow for a more diverse set of compensation metrics which we believe better reflect our overall financial health and performance. We believe the return on allocated capital metric focuses our leaders and employees on achieving competitive returns on the capital allocated to our businesses and rewards them accordingly. Adjusted Operating Return on Allocated Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Adjusted Operating Return on Equity
Adjusted Operating ROE excludes the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of the financial performance of our and the underlying profitability factors. We believe Adjusted Operating ROE is a good metric by which to measure management’s performance and base compensation decisions because it indicates the underlying financial performance of our ongoing business while excluding items that are not indicative of ongoing trends. Importantly, it measures how effectively we use equity capital in our ongoing business and hence is directly aligned with shareholder interests. With the closing of the Closed Block Variable Annuities and fixed and fixed indexed annuity businesses, we changed the definition of Adjusted Operating Return on Equity to be simpler and more consistent with how others in our industry define ROE. Adjusted Operating Return on Equity is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Strategic Indicators
The strategic indicators are a portfolio of indicators that drive growth and margin expansion. The indicators include net flows growth, in-force premium growth and cost savings from our strategic investment program. We believe, taken together, these are useful compensation measures as they aligned compensation decisions with measures and strategies that contributed to the achievement of our ROE goal.

Participants in the Process to Determine Compensation
Compensation and Benefits Committee and the Board
The Committee is responsible to our board for:
•	evaluation of corporate goals and objectives relevant to the compensation of our NEOs as well as individual goals and objectives relevant to the compensation of our CEO;
•	evaluation of the competitiveness of each NEO’s total compensation package based on market data and each executive’s experience;
•	review and approval of the CEO’s compensation based on an evaluation of the CEO’s performance in light of goals and objectives that were approved by the Committee; and
•	approval of any change to the total compensation package of NEOs, including base salary, annual incentive awards and long-term incentive awards.
For the CEO, the Compensation and Benefits Committee also receives input from all of the independent Directors in assessing CEO performance and reviewing CEO compensation.
Chief Executive Officer
Within the framework of the compensation programs approved by the Compensation and Benefits Committee and based on evaluation of individual performance and potential as well as review of market competitive positions, our CEO recommends the level of base salary, the annual incentive award and the long- term incentive award value for the other NEOs. The Compensation and Benefits Committee reviews and discusses our CEO’s recommendations and approves any compensation changes affecting our NEOs as it determines in its sole discretion.
Compensation Consultant
The Compensation and Benefits Committee has retained Pay Governance LLC (“Pay Governance”) to serve as its independent executive compensation consultant. Pay Governance regularly attends Committee meetings and assists and advises the Committee in connection with its review of executive compensation policies and practices. In particular, Pay Governance provides market data, trends and analysis regarding our executive compensation in comparison to its peers to assist the Committee in its decision-making process. The Committee reviews and confirms the independence of Pay Governance on an annual basis. Pay Governance does not perform any other work for management.
Evaluating Market Competitiveness
Comparison group
The Compensation and Benefits Committee has established a comparison group of peer companies, with the assistance and advice of the Company’s management and Pay Governance. The Compensation and Benefits Committee uses this comparison group, in part, to evaluate the Company’s compensation policies and practices, and as a means by which to measure the compensation packages of its executives. In establishing the comparison group, the Compensation and Benefits Committee considers certain factors, including whether potential member companies competed with us in the same competitive labor market or in similar lines of business, the potential member company’s market capitalization, and various other factors, including the revenues, workforce size and assets under management or assets under administration of potential member companies.
The Compensation and Benefits Committee reviews the comparison group periodically to ensure the relevance of the group and reflect changes in the Company’s own business mix as well as those of the peer companies.

For 2020, the comparison group of companies considered by the Compensation and Benefits Committee (the “Comparison Group”) for competitive data for all of our NEOs included the following companies:
•	Ameriprise Financial, Inc.
•	Athene Holding Company
•	Eaton Vance Corp.*
•	Equitable Holdings, Inc.
•	The Hartford Financial Services Group, Inc.
•	Invesco Ltd.
•	Legg Mason, Inc.*
•	Lincoln National Corp.
•	Manulife Financial Corp.
•	MetLife, Inc.
•	Principal Financial Group, Inc.
•	Prudential Financial, Inc.
•	Sun Life Financial Inc.
•	T. Rowe Price Group, Inc.
•	Unum Group
*
Due to the acquisition of certain of the Comparison Group companies by third parties in 2020 and 2021, we anticipate that Legg Mason and Eaton Vance will be removed from the Comparison Group for purposes of future compensation assessments.

Surveys and competitive data
As part of its 2020 compensation review, the Compensation and Benefits Committee also considered compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. These surveys included a diversified study of executive compensation in the insurance industry prepared by Willis Towers Watson (which we refer to as the “Willis Towers Watson Survey”) and a survey of investment management companies prepared by McLagan (the “McLagan Survey”), a consulting firm that provides market pay and performance information in the financial services industry.
The Compensation and Benefits Committee takes into consideration the Willis Towers Watson Survey and the McLagan Survey when making decisions on base salary, annual incentive and long-term incentive opportunities for NEOs except the CEO. For the CEO, the Compensation and Benefits Committee solely takes into consideration proxy data of the Comparison Group.

4. How did we pay for performance?
Pay Mix Shows Significant Variable Pay. Approximately 91% of the total compensation delivered to our CEO and 85% delivered to our other NEOs in 2020 is variable. By variable, we mean there is no guarantee that executives will actually realize the originally intended “target” compensation values. This variable feature demonstrates management’s alignment with shareholders’ interests as the delivery of the variable compensation is dependent on performance, including our stock price performance.

CEO
9%
23%
68%
68% equity-based incentive
91% at-risk
Other NEOs
15%
31%
54%
54% equity-based incentive
85% at-risk
Salary
Annual Incentive
Long-Term Incentive

Determination of 2020 Compensation
In early 2020, the Compensation and Benefits Committee met multiple times to consider the compensation opportunity that would be provided to the Company’s NEOs and other senior executives during 2020. These considerations included an assessment of the Company’s compensation practices and compensation packages against those of the Comparison Group, including in particular an assessment of the total target compensation opportunity for each NEO. In addition, the Compensation and Benefits Committee considered the vote result of our say-on-pay proposal in 2020 and took into account the outcome of the vote in reviewing our executive compensation programs and policies. Shareholders voted 96% in favor of the Company’s Say on Pay proposal on executive compensation (based on shares voted). The Compensation and Benefits Committee considered the vote to be an endorsement of the Company’s executive compensation programs and policies, and took into account the outcome of the vote in reviewing those programs and policies.
Following the review, the Compensation and Benefits Committee also established, for purposes of the NEOs’ annual cash incentive awards opportunities, performance measures and targets that would apply for the 2020 performance year.
Base salary
Base salary for the NEOs in 2020 stayed largely consistent with 2019 base salary. Mr. Martin’s salary is set in accordance with his employment agreement. The base salary for our other NEOs was reviewed taking into account several factors, including the NEO’s experience, the NEO’s responsibilities, the NEO’s 2019 performance, the NEO’s 2019 base salary and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. In the case of Mr. Smith, Ms. Hurtsellers, Mr. Nelson and Ms. Parent, this included consideration of executive compensation paid by certain companies included in the Comparison Group. The base salaries of Messrs. Smith and Nelson and Mss. Hurtsellers and Parent were unchanged from their respective 2019 salaries.

Annual cash incentive compensation
Our annual incentive program is designed to reward participants based on critical financial results and for their annual contributions to those results. Individual incentive awards are based on an annual evaluation of business performance and each NEO’s individual performance.
In this CD&A, references to 2020 annual incentive compensation awards are to the annual incentive compensation amounts that were paid to NEOs in March 2021, which were designed to recognize individual, Company and business unit performance during 2020. As described in more detail below, an NEO’s annual incentive award is determined after taking into account the performance of the Company under several financial measures and based on a qualitative assessment of individual performance and other factors considered relevant by the Compensation and Benefits Committee.
The Compensation and Benefits Committee determined 2020 annual incentive compensation for our NEOs by applying a multi-step process:

Each of these steps is described in more detail below:
Step 1: Establishment of Annual Incentive Compensation Target Opportunity and Maximum Award. Each NEO’s 2020 target annual incentive opportunity was originally determined under the terms of their respective employment agreement or offer letter, and reviewed by the Compensation and Benefits Committee in early 2020 or in connection with their promotion, with reference to the compensation amount publicly disclosed by the Comparison Group to assess competitiveness. The target and maximum annual incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.
Target annual incentive award opportunities for the NEOs in 2020, as a percentage of base salary, were as follows:
2020 Target Annual Incentive Awards
Mr. Martin	225%
Mr. Smith	175%
Ms. Hurtsellers	300%
Mr. Nelson	150%
Ms. Parent	175%
Unchanged from our 2019 approach, the maximum 2020 incentive opportunity was capped at two times the target award opportunity for all NEOs except for Mr. Martin, whose maximum incentive opportunity is set forth in his employment agreement.

Step 2: Establishment of Preliminary Annual Incentive Compensation Amounts. Preliminary annual incentive amounts were determined based on Company performance in 2020 against target performance levels set by the Compensation and Benefits Committee during the first quarter of 2020, based on business forecasts and projections. Achievement against these targets was assessed by the Compensation and Benefits Committee during the first quarter of 2021, following the availability of Company financial information for 2020.
For 2020 annual incentive awards, preliminary annual compensation amounts were based on the target annual incentive compensation amounts for each of our NEOs, and on the Company financial performance under three financial measures: Adjusted Operating Earnings, Adjusted Operating Return on Allocated Capital and Strategic Indicators. Each of Adjusted Operating Earnings and Adjusted Operating Return on Allocated Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Measure	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance	Payout as Percentage of Target
Adjusted Operating Earnings (in millions)	50%	$579	$724	$869	$694	90%
Adjusted Operating Return on Allocated Capital	35%	14.1%	17.6%	21.1%	17.8%	103%
Strategic Indicators1	15%	1.5	3.0	4.5	3.0	100%
Total	100%					96%
[1]	Each strategic indicator is assigned a rating from 1 to 5, a 3 rating indicates that the performance met the target.
Step 3: Individual Assessment and Determination of Individual Annual Incentive Award. Following determination of the preliminary annual incentive amounts, the Compensation and Benefits Committee qualitatively assessed each NEO’s performance based on performance objectives that included individualized qualitative performance goals and business line or functional area performance. In the case of NEOs other than Mr. Martin, the views of Mr. Martin with respect to such performance were considered by the Compensation and Benefits Committee as part of this assessment. The results of this assessment were as follows:
Under Mr. Martin’s leadership, the Company had a number of significant accomplishments during 2020. These include, but are not limited to:
•
EPS growth – For the full year, our normalized adjusted operating EPS were $4.81[2]. This represents a 14% increase compared with the full-year 2019. This earnings growth was driven by the significant progress that we have made in the organic growth of our businesses, reducing costs and returning capital to shareholders.

•
Total Shareholder Return – Voya’s three-year cumulative Total Shareholder Return (TSR) was strong over the 2018-2020 period, placing our relative ranking to our 14 peers in the 79th percentile for that period.

•
Strong performance across our businesses – We continued to achieve organic growth in each of our core businesses during the year. We saw strong demand for our capabilities given the compelling value proposition that we provide for workplace and institutional clients.

•	Retirement: For full-year 2020, full-service recurring deposits grew 7% compared with full- year 2019, reaching $11.1 billion.
•
Investment Management: We generated $8.4 billion of net flows (excluding divested annuities and sub-advisor replacements) for full-year 2020, representing 5% organic growth and exceeding our target of 2% to 4%.

•	Employee Benefits: We increased total annualized in-force premiums by 7% compared with the prior year period, reflecting growth in our Voluntary business.
[2]
Normalized adjusted operating earnings as presented is a non-GAAP measure and information regarding this non-GAAP financial measure, and a reconciliation to most comparable US GAAP measure, is provided in Appendix A.

•
Capital management – We also continue to maintain a strong capital position and concluded 2020 with proforma excess capital of approximately $1.8 billion, including deployable capital resulting from the Company’s sale of its Individual Life business on January 4, 2021. During the year, we repurchased $526 million of our common stock.

•
Enterprise Transformation – We executed on our enterprise cost savings plan and eliminated all of the stranded costs associated with the sale of our annuities businesses. We achieved our target of $250 million of annual run-rate cost savings in mid-2020, ahead of our plans to do so by year-end 2020.

•
External Recognitions – We were recognized by Institutional Investor in its 2020 All-America Executive Team rankings as #1 in the Best Insurance CEO category both on an Overall and Sell-Side basis and #2 by the Buy-Side. We were ranked #1 Overall Best Insurance CEO in Midcap and Small Cap Rankings as well.

•
Evolving our Company – We announced on January 4, 2021 that we had completed the sale of all of our Individual Life and other legacy non-retirement annuities businesses. This transaction accelerated deployable capital from our Individual Life business and further reduced the Company’s exposure to interest rate, credit and adverse mortality risks. The transaction completes a restructuring effort to exit capital-intensive retail businesses and begins a new chapter in the Company’s future. Our simpler business mix will allow us to fully focus on serving the workplace and institutional clients.

•
Commitment to Culture – We continued to foster a culture of diversity, equity and inclusion, for which the Company was recognized externally, including being named: one the World’s Most Ethical Companies; America’s Best Employers for Diversity by Forbes; Bloomberg’s Gender-Equality Index; Best Places to Work by Pensions & Investments; Best Places to Work for LGBTQ Equality, earning a perfect score on the Corporate Equality Index; and a Best Place to Work for Disability Inclusion on the Disability Equality Index, administered by Disability:IN and the American Association of People with Disabilities (AAPD). In addition, we have been recognized for our commitment to ESG matters, including being ranked No. 5 on Barron’s 2021 “100 Most Sustainable Companies” List and being included on the Dow Jones Sustainability Index.

Under Mr. Smith’s leadership, the Company accomplished the following:
•	Completed a large number of strategic initiatives within Finance resulting in annual run rate savings of $39 million which exceeded target of $37 million.
•	Led the successful close and transition of the Individual Life and other legacy non-retirement annuities businesses to Resolution Life, which was effectuated on January 4, 2021.
•	Launched Finance Revitalization, which includes new financial systems, tools and data structures to provide Voya with enhanced Expense Management, Forecasting and Reporting capabilities.
•	Recognized externally as Best CFO by Institutional Investor in its 2021 All-America Executive Team rankings for Insurance.
Under Ms. Hurtsellers’ leadership, the Company accomplished the following:
•	Generated approximately $8.4 billion of Institutional net flows.
•
Achieved record results in an unprecedented year in asset management. IM continued to grow external client AUM, hitting another new high-water mark for record gross and net sales across distribution teams. Overall, the Distribution team outperformed target gross sales by 145%, outperformed the net sales targets by 213%, and outperformed target gross new revenues by 104%.

•	Executed the creation and launch of a new Voya Investment Management advertising campaign and rebrand – Investment Management with you in Mind – across print, digital and social media.
•	Successfully completed the acquisition and integration of G Squared capital management which will modernize equity platform.
•	For the 6th consecutive year, Pensions & Investments Magazine named IM to its “Best Places to Work in Money Management.”

Under Mr. Nelson’s leadership, the Company accomplished the following:
•
In Retirement, total Sales (including non-first year deposits) were $67 billion for 2020. Back-to-back years of over $50 billion across all Retirement defined contribution markets, and up 9.8% from $61 billion achieved in 2019.

•
In Employee Benefits, exceeded earnings targets; implemented a “best in class” Leave Management offering targeting upmarket Life and Disability package cases; significantly increased activity in Health Savings and Spending Accounts; advanced benefits administration focus with adding Alight, Benefit Express, and TBX as new partnerships in 2020.

•
Developed Just Right Advantage program to increase retirement readiness for businesses owned by minorities, women, veterans, and members of the disability and LGBTQ communities, and the nonprofits that serve them.

•	Successfully complied with two new retirement related laws: the SECURE Act and the CARES Act.
•	Operationally successfully transitioned all offshore functions from Tata Consultancy Services and Cognizant to India-based joint venture VFI SLK.
Under Ms. Parent’s leadership, the Company accomplished the following:
•	Delivered an externally communicated expense reduction target of $250 million, with an internal target of $300 million making a material contribution to earnings.
•
Delivered approximately $11 million in run-rate savings to Voya through the Company’s India-based joint venture. The joint venture grew to more than 800 employees and the operation helped Voya deliver better experiences at lower costs through process improvements and automation

•
Led multiple programs to re-platform the majority of customer facing websites onto a new design standard and state-of-the-art cloud platform (from a 24-year-old complex, fragile legacy platform); while at the same time standing up a new customer experience (CX) practice across channels including web, call center, distribution, account mgmt., etc.; and continuing to deliver on the innovation agenda

•
Collaborated with Finance partners to complete Finance Revitalization program, which includes new financial systems, tools and data structures to provide Voya with enhanced Expense Management, Forecasting and Reporting capabilities.

Following this assessment, the Compensation and Benefits Committee considered the total 2020 compensation package being proposed for each NEO. Based on this review, the Compensation and Benefits Committee adjusted the annual incentive award payable to each NEO to between 106% and 115% of the preliminary payout determined pursuant to Step 3, above.
Annual Incentive Compensation Outcomes
The following table presents, for each NEO, the results of the foregoing annual incentive award determination, the target annual incentive compensation for 2021 and the amount of the award paid in the form of cash in March 2021.
Name	2020 Target Annual Incentive	2020 Target Annual Incentive after Applying 96% Company Funding	2020 Actual Annual Incentive Payment	% of Actual Payment to Target
Mr. Martin	$2,700,000	$2,592,000	$3,000,000	111%
Mr. Smith	$1,120,000	$1,075,200	$1,290,240	115%
Ms. Hurtsellers	$1,800,000	$1,728,000	$1,900,800	106%
Mr. Nelson	$1,095,000	$1,051,200	$1,156,320	106%
Ms. Parent	$1,085,000	$1,041,600	$1,145,760	106%

Long-Term Equity-Based Incentive Compensation
Equity compensation is an important element of executive compensation, because it aligns executive pay with the performance of our stock, and in turn the interests of our shareholders. The size of each award is generally based on each NEO’s individual performance during the year preceding the grant date. We have historically made grants of equity-based awards in February, in respect of prior-year individual performance.
Grants made in 2020 for 2019 performance
The NEOs’ long-term equity awards granted in 2020 were considered for adjustment, either upwards or downwards, from targets, based on an assessment of individual performance during 2019 plus other factors such as executive potential and expertise. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. For equity awards granted in respect of 2019 performance, we made grants on February 20, 2020. Based on the evaluations set forth above, Mr. Martin received $8.86 million, Mr. Smith received $2.8 million, Ms. Hurtsellers received $2.52 million, Mr. Nelson received $2.628 million and Ms. Parent received $1.376 million in long-term equity awards in 2020.
Although these amounts were granted in respect of 2019 performance, because of the rules of the Securities and Exchange Commission (the “SEC”) governing the presentation of executive compensation in proxy statements, such amounts appear in the “—Summary Compensation Table” and other tables below under “—Compensation of Named Executive Officers” as compensation for 2020, because such awards were granted during 2020. Our equity-based awards granted under the Omnibus Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be included in the “—Summary Compensation Table” below.
Grants made in 2021 for 2020 performance
For each of our NEOs (other than the CEO), target long-term equity awards with respect to 2020 performance were set or reviewed by the Compensation and Benefits Committee during 2020, with reference to the survey and competitive data described above. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. For equity awards granted in respect of 2020 performance, we made grants on February 20, 2021. Long-term incentive awards to our NEOs were made on the basis of an evaluation of individual performance and other qualifications during 2020, which evaluations are described above under “Step 3” of the Annual Incentive Compensation determination process. Based on the evaluations set forth above, Mr. Martin received $10.3 million, Mr. Smith received $3.438 million, Ms. Hurtsellers received $2.52 million and Mr. Nelson received $3.128 million in long-term equity awards in 2021.
Although these amounts were granted in respect of 2020 performance, because of the SEC rules governing the presentation of executive compensation in proxy statements, such amounts do not appear in the “—Summary Compensation Table” and other tables below under “—Executive Compensation Tables and Narratives” as compensation for 2020, because such awards were granted during 2021.

Payout for previously granted performance stock units
The table below shows the 2020 performance result and the payout for the PSUs granted in 2018.
Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported	Payout as Percentage of Target
Adjusted Operating Return on Equity	25%	9.3%	10.4%	11.4%	12.3%	150%
Adjusted Operating Earnings Per Share	25%	4.11	4.56	5.02	5.05	150%
Total Shareholder Return	50%	25th percentile	Median	75th percentile	79th percentile	150%
Total	100%					150%
Adjusted Operating Return on Equity and Adjusted Operating EPS are non-GAAP financial measure. See Exhibit A-Non-GAAP Financial Measures.
Other Compensation Practices and Considerations
Health and Insurance Plans
Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long- term disability programs, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO.
Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans
Our NEOs generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2020”, below, the Company sponsors the Voya Retirement Plan (the “Retirement Plan”), a tax-qualified, noncontributory, cash balance formula, defined benefit pension plan for eligible employees.
The Company also sponsors the Voya 401(k) Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to 6% of eligible compensation.
In addition to the tax-qualified retirement benefits described above, the Company also maintains the Voya Supplemental Executive Retirement Plan (the “SERP”) and the Voya 409A Deferred Compensation Savings Plan (the “DCSP”). The SERP and the DCSP permit our NEOs and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (the “Code”), to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the Code’s compensation and contribution limits. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Code compensation limit, which was $285,000 for 2020. See the narrative description preceding the table entitled “—Pension Benefits in 2020” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Non-qualified Deferred Compensation Plans Table for 2020” for more detail of the DCSP.

Perquisites and Other Benefits
During 2020, we provided the NEOs with Company-selected independent advisors to assist them with financial planning and tax issues. In addition, certain of our NEOs have personal use of a company car and driver (principally for commuting purposes), and in certain cases the Company provided travel-related perquisites, including for spousal travel. Further, following a review of peer company and market practices in 2020, the Compensation and Benefits Committee approved limited personal use of corporate aircraft by our CEO in order to minimize his personal travel time and to work more productively on confidential and sensitive matters while traveling for time-sensitive personal matters. The CEO’s use of corporate aircraft for personal travel is subject to an annual limit of $175,000 in aggregate incremental costs to the Company. For the calendar year 2021, the CEO’s annual limit increased to $200,000 due to COVID-19 related safety concerns. We impute as income the cost of these perquisites and other benefits. See “—All Other Compensation Table for 2020”, below, for additional information concerning perquisites.
Dividend Equivalent Rights
Equity-based awards granted to our employees, including to our NEOs, include dividend equivalent rights. These rights provide for the cash payment, in respect of each RSU granted in respect of deferred annual incentive awards and long-term incentive awards, of an amount equivalent to the dividends paid on our common stock during the period between the grant date and the vesting date of the award. The amount is paid, without interest, only upon vesting of the award.
RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT
The Company adheres to compensation policies and practices that are designed to support a strong risk management culture. In particular, in 2015, the Compensation and Benefits Committee approved a new Human Resources Risk Policy, which outlines the roles and responsibilities of the Compensation and Benefits Committee and management to monitor compensation and benefit risks as well as key talent risks. The Policy is based on the following principles:
•	Align compensation programs and decisions with shareholder interests;
•	Attract, retain and motivate executive talent to lead the Company to success;
•	Establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances;
•	Support a business culture based on the highest ethical standards; and
•	Manage risk taking by executives by encouraging prudent decision making.
We have reviewed the Company’s compensation programs, policies and practices for employees to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk taking. In particular, the following features of our compensation program guard against excessive risk-taking:
•	Determination of incentive awards based on a variety of performance metrics, thus diversifying the risk associated with any single indicator of performance;
•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;
•	A mix of fixed and variable, annual and long-term, and cash and equity compensation designed to encourage actions that are in our long-term best interest;
•	Maximum discretionary incentive opportunities are capped and remained unchanged from 2019 to 2020; and
•	Our equity plans do not allow re-pricing of stock options and require double trigger vesting for awards upon a change in control.
We have determined that these programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES
Summary Compensation Table
The following table presents the cash and other compensation for our NEOs for 2020, 2019 and 2018.
Summary Compensation Table
Name and Principal Position as of December 31, 2020	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value(5)	All Other Compensation(6)	Total
Rodney O. Martin, Jr., Chairman and CEO	2020	$1,200,000	$—	$9,106,533	$—	$3,000,000	$40,936	$249,539	$13,597,008
	2019	$1,000,000	$—	$8,141,671	$—	$3,140,000	$41,986	$230,634	$12,554,291
	2018	$1,000,000	$—	$7,072,591	$—	$3,140,000	$39,581	$85,739	$11,337,911
Michael S. Smith, Vice Chairman and Chief Financial Officer	2020	$640,000	$—	$2,877,880	$—	$1,290,240	$57,605	$69,692	$4,935,417
	2019	$637,500	$—	$1,905,932	$980,778	$1,512,000	$55,012	$68,770	$5,159,992
	2018	$625,000	$—	$2,239,635	$—	$1,375,000	$25,523	$67,360	$4,332,518
Christine Hurtsellers, CEO Investment Management	2020	$600,000	$—	$2,590,085	$—	$1,900,800	$264,925	$58,592	$5,414,402
	2019	$600,000	$—	$2,299,546	$980,778	$2,138,400	$331,801	$68,770	$6,419,295
	2018	$600,000	$—	$2,357,513	$—	$2,625,000	$—	$67,360	$5,649,873
Charles P. Nelson, Vice Chairman Chief Growth Officer	2020	$730,000	$—	$2,701,108	$—	$1,156,320	$44,688	$70,388	$4,702,504
	2019	$725,000	$—	$1,864,472	$980,778	$1,300,860	$42,626	$87,660	$5,001,396
	2018	$700,000	$233,334	$2,292,021	$—	$1,375,000	$30,413	$73,591	$4,704,359
Margaret M. Parent, Former EVP & CAO	2020(3)	$620,000	$—	$1,414,613	$—	$1,145,760	$42,170	$51,300	$3,273,843
	2019	$616,667	$—	$978,790	$980,778	$1,406,160	$39,049	$50,400	$4,071,843
(1)
Amounts in this column represent salary that was actually paid to each NEO during the listed calendar year. Mr. Martin's 2020 salary is based on his annual base salary from January 1, 2020 to December 31, 2020. Mr. Smith's 2019 salary is based on his annualized base salary of $625,000 from January 1, 2019 to February 28, 2019 and an annualized base salary of $640,000 from March 1, 2019 to December 31, 2019. Mr. Nelson's 2019 salary is based on his annualized base salary of $700,000 from January 1, 2019 through February 28, 2019 and an annualized base salary of $730,000 from March 1, 2019 through December 31, 2019. Ms. Parent's 2018 salary is based on her annualized base salary of $575,000 from January 1, 2018 through February 28, 2018 and an annualized base salary of $600,000 from March 1, 2018 through December 31, 2018. Ms. Parent's 2019 salary is based on her annualized base salary of $600,000 from January 1, 2019 through February 28, 2019 and an annualized base salary of $620,000 from March 1, 2019 through December 31, 2019.

(2)	The amount in this column for Mr. Nelson in 2018 reflects 1/3 of a $700,000 deferred cash award in connection with his offer of employment.
(3)	Ms. Parent left Voya effective as of January 31, 2021.
(4)
Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 for 2018, 2019 and 2020 time-based and performance-based awards (at target) granted to the NEOs, in the case of 2018 & 2019 under the 2014 Omnibus Plan and 2020 awards under the 2019 Omnibus Plan, and in each case in respect of prior year performance. Maximum payout (150% of target) for PSUs would result in the following grant date fair values:

NEO	2020 PSUs	2019 PSUs	2018 PSUs
Mr. Martin	$7,679,362	$6,907,051	$6,052,691
Mr. Smith	$2,426,830	$1,616,903	$1,916,677
Ms. Hurtsellers	$2,184,153	$1,950,821	$2,017,564
Mr. Nelson	$2,277,809	$1,581,730	$1,961,533
Ms. Parent	$1,192,908	$830,377	—
For a discussion of the valuation methodology for the PSUs, see Footnote 1 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(5)
Amounts in this column represent stock options granted in 2019 subject to performance conditions and a waiting period before such options are exercisable. As of December 31, 2020, the performance conditions with respect to such options have been satisfied. On half of such options vested and became exercisable as of April 22, 2020. The remaining half of such options vested as of July 31, 2020 and will become exercisable as of July 31, 2021.

(6)	Amounts in this column represent the net changes in actuarial present value under the Retirement Plan and the SERP.
(7)	All amounts in this column for 2020 are described in more detail in the table below entitled “—All Other Compensation Table for 2020”.

All Other Compensation
The table below presents the breakdown of the All Other Compensation column:
All Other Compensation Table for 2020
Name	401(k) Plan Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups	Other(4)	Total
Rodney O. Martin, Jr.	$15,500	$34,200	$18,392	$ —	$181,477	$249,539
Michael S. Smith	$17,100	$34,200	$18,392	$—	$—	$69,692
Christine Hurtsellers	$6,000	$34,200	$18,392	$—	$—	$58,592
Charles P. Nelson	$17,067	$34,200	$18,392	$—	$729	$70,388
Margaret M. Parent	$17,100	$34,200	$—	$—	$—	$51,300
(1)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.
(2)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the Company, on behalf of each NEO, to the Company-selected financial advisor in 2020.
(4)
Amounts in this column for Mr. Martin and Mr. Nelson represent the aggregate incremental cost to the Company associated with travel perquisites, including for spousal travel. Amount reported for Mr. Martin includes costs related to personal usage of private aircraft ($163,655), calculated based on the cost-per-flight-hour charged by the applicable charter company. Amount reported for Mr. Martin also includes costs related to personal use of a company car and driver, calculated based on an allocation of the total cost associated with the car and driver between business and personal usage, based on total miles driven.

Grants of Plan-Based Awards
The table below presents individual grants of awards made to each NEO during 2020 under the 2019 Omnibus Plan and Annual Incentive Plan.
Grants of Plan-Based Awards Table for 2020
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	Estimated Future Payouts Under Option Awards(2)		Grant Date Fair Value of Stock Awards(3)
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares		Number of Securities Underlying Options	Exercise Price of Stock Options
Rodney O. Martin, Jr.	Long-Term Incentive RSUs	2/20/2020							62,668			$3,986,938
	Long-Term Incentive PSUs	2/20/2020				31,035	82,761	124,141				$5,119,595
	Annual Incentive			$2,700,000	5,400,000
Michael S. Smith	Long-Term
	Incentive RSUs	2/20/2020							19,805			$1,259,994
	Long-Term
	Incentive PSUs	2/20/2020				9,807	26,154	39,231				$1,617,886
	Annual Incentive			1,120,000	2,240,000
Christine Hurtsellers	Long-Term
	Incentive RSUs	2/20/2020							17,824			$1,133,963
	Long-Term
	Incentive PSUs	2/20/2020				8,827	23,539	35,308				$1,456,123
	Annual Incentive			1,800,000	3,600,000
Charles P. Nelson	Long-Term Incentive RSUs	2/20/2020							18,588			$1,182,569
	Long-Term
	Incentive PSUs	2/20/2020				9,205	24,548	36,822				$1,518,539
	Annual Incentive			1,095,000	2,190,000
Margaret M. Parent	Long-Term Incentive RSUs	2/20/2020							9,735			$619,341
	Long-Term Incentive PSUs	2/20/2020				4,821	12,856	19,284				$795,272
	Annual Incentive			1,085,000	2,170,000
(1)
PSUs granted on February 20, 2020 that will cliff vest on February 20, 2023. The value at vesting will depend both on the Company’s stock price at the time of vesting and on the Company’s achievement of pre-established performance measures (Adjusted Operating Return on Equity Excluding Unlocking (20%), Adjusted Operating Earnings Per Share Excluding Unlocking (30%) and 2020-2023 Relative Total Shareholder Return (50%)). Maximum payout is 150%.

(2)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718

Outstanding Equity Awards at Year End
The table below provides information concerning unexercised options and stock-based awards that have not vested for each NEO, outstanding as of December 31, 2020.
Outstanding Equity Awards Table at 2020 Year End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Rodney O. Martin, Jr.
	158,900(8)			$37.60	12/16/2025
						20,042(2)	$1,178,670
								75,834(5)	$4,459,798
						44,886(3)	$2,639,746
								89,152(6)	$5,243,029
						59,684(4)	$3,510,016
								82,761(7)	$4,867,174
Michael S. Smith
	111,200(8)			$37.60	12/16/2025
	35,587(9)	35,587		$50.03	02/21/2029
						6,347(2)	$373,267
								24,014(5)	$1,412,263
						11,034(3)	$648,910
								20,870(6)	$1,227,365
						19,805(4)	$1,164,732
								26,154(7)	$1,538,117
Christine Hurtsellers
	39,700(8)			$37.60	12/16/2025
	35,587(9)	35,587		$50.03	02/21/2029
						6,681(2)	$392,910
								25,278(5)	$1,486,599
						13,312(3)	$782,879
								25,180(6)	$1,480,836
						17,824(4)	$1,048,229
								23,539(7)	$1,384,329
Charles P. Nelson
						11,710(10)	$688,665
	111,200(8)			$37.60	12/16/2025
	35,587(9)	35,587		$50.03	02/21/2029
						6,495(2)	$381,971
								24,576(5)	$1,445,315
						10,341(3)	$608,154
								20,416(6)	$1,200,665
						17,943(4)	$1,055,228
								24,548(7)	$1,443,668
Margaret M. Parent
	35,587	35,587(9)		$50.03	02/21/2029
						3,735(2)	$219,655
								14,131(5)	$831,044
						5,666(3)	$333,217
								10,718(6)	$630,326
						9,269(4)	$545,110
								12,856(7)	$756,061
(1)
The market value of the Company’s equity awards was determined by multiplying $58.81, the closing price per share of the Company’s common stock, as reported by the NYSE, on December 31, 2020, by the number of units.

(2)	Represents RSUs. One third of such units vested on February 21, 2019, one third of such units vested on February 21, 2020 and the remaining one third vested on February 21, 2021.
(3)	Represents RSUs. One third of such units vested on February 21, 2020, one third of such units vested on February 21, 2021 and the remaining one third is scheduled to vest on February 21, 2022.
(4)	Represents RSUs. One third of such units vested on February 20, 2021 and the remaining two-thirds of such units are scheduled to vest in equal amounts on February 20, 2022 and February 20, 2023.
(5)	Represents PSUs. All of such units vested on February 21, 2021, subject to achievement of applicable performance goals.
(6)	Represents PSUs. All of such units are scheduled to vest on February 21, 2022, subject to achievement of applicable performance goals.
(7)	Represents PSUs. All of such units are scheduled to vest on February 20, 2023, subject to achievement of applicable performance goals.
(8)
Represents performance-vested non-qualified stock options granted on December 16, 2015. One quarter of the award vested on March 31, 2017 but remained restricted until March 31, 2018 and the remaining three-quarters vested on June 30, 2017 but remained restricted until June 30, 2018.

(9)
Represents performance-vested non-qualified stock options granted on February 21, 2019. One half of the award vested on April 22, 2019 and became exercisable on April 22, 2020. The remaining half of the award have vested and will become exercisable on July 31, 2021, and will remain exercisable until February 21, 2029.

(10)	Represents RSUs. The one half of such units vested on May 1, 2019 and the remaining half is scheduled to vest on May 1, 2023.

Option Exercises and Stock Vested in 2020
The following table provides information regarding all of the RSUs and PSUs held by the NEOs that vested during 2020 and options that were exercised by NEOs during 2020.
Option Exercises and Stock Vested Table for 2020
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney O. Martin, Jr.			2,984	$189,842(1)
			20,041	$1,266,391(2)
			22,442	$1,418,110(3)
			132,652	$8,382,280(4)
			23,238	$1,468,409(5)
Michael S. Smith			6,346	$401,004(2)
			5,516	$348,556(3)
			37,506	$2,370,004(4)
			6,570	$415,158(5)
Christine Hurtsellers			6,680	$422,109(2)
			6,656	$420,593(3)
			31,584	$1,995,793(4)
			5,533	$349,630(5)
Charles P. Nelson			645	$41,035(1)
			6,495	$410,419(2)
			5,170	$326,692(3)
			38,602	$2,439,260(4)
			6,762	$427,291(5)
Margaret M. Parent			466	$27,685(1)
			3,734	$235,951(2)
			2,833	$179,017(3)
			16,143	$1,020,076(4)
			2,828	$178,701(5)
(1)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2020.
(2)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2018.
(3)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2019.
(4)	Represents vesting of a portion of performance share awards granted under the Omnibus Plan during 2017.
(5)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2017.
Pension Benefits
As described above under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and non-qualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2020, regular full-time and part-time employees of the Company were covered by the Retirement Plan. Participants in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of Internal Revenue Service (“IRS”) compensation or benefit limitations and who are designated by the Company are also eligible to participate in the SERP.
Beginning January 1, 2012, all the Company employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and the SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2020 that rate was 2.8%). Participants in the Retirement Plan and the SERP prior to January 1, 2012, including Ms. Hurtsellers, transitioned to the new cash balance pension formula during the two-year period ending December 31, 2013. Benefits that accrued during the transition period have been determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. Pension benefits that accrue after the transition period are solely based on the new cash balance pension formula. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Because they began employment after December 31, 2008, the benefits of all NEOs, except Ms. Hurtsellers, will be determined based solely on the new cash balance pension formula.
A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of three years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of three years of vesting service. As of December 31, 2020, all NEOs were fully vested in Retirement Plan benefits and eligible for early retirement under the Retirement Plan. Eligible compensation generally includes base salary, annual incentive award and commissions, if applicable. Cash balance pension benefits under the Retirement Plan are generally payable as a lump-sum but may be paid as a monthly annuity. Cash balance pension benefits under the SERP are payable as a lump sum only. Benefits that accrued under the Retirement Plan and SERP before the cash balance transition period are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.
The following table presents the accumulated benefits under the Company pension plans in which each NEO participates.
Pension Benefits in 2020
Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2020
Rodney O. Martin, Jr.	Retirement Plan	9.00	$109,845	$0
	SERP	9.00	$219,173	$0

Michael S. Smith	Retirement Plan	9.00	$110,807	$0
	SERP	9.00	$220,219	$0

Christine Hurtsellers	Retirement Plan	16.00	$553,833	$0
	SERP	16.00	$1,235,583	$0

Charles P. Nelson	Retirement Plan	5.67	$71,788	$0
	SERP	5.67	$128,048	$0

Margaret M. Parent	Retirement Plan	4.24	$53,831	$0
	SERP	4.24	$94,702	$0

The present value of accumulated benefits under the Retirement Plan and the SERP shown in the “—Pension Benefits in 2020” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:
•	The discount rate is 2.67%;
•
The post-retirement mortality assumption used annuity payments and to measure liabilities under ASC 175 is based on the PRI-2012 Retiree, Amounts-Weighted, White Collar Mortality Table (Gender Specific) with generational mortality improvement projected using Scale MP-2020 after commencement at age 65; No mortality is assumed before age 65; and

•	The long-term interest crediting rate on cash balance accounts is 2.80%.
Nonqualified Deferred Compensation Plans
The Company maintains the DCSP, a nonqualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) Plan annual limit and provides certain Company matching contributions on the deferred amounts.
Voya 409A Deferred Compensation Savings Plan
Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, or up to 100% of their short-term variable compensation (excluding sales-based commissions). In addition, participants may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Code (a “spillover deferral” election).
The Company provides a 100% matching contribution on spillover deferral amounts to enable Company- matched contributions on deferrals that are in excess of the Code’s 401(k) contribution limits. Compensation eligible for spillover deferral and matching benefits is limited to three times the Code compensation limit, which was $285,000 for 2020. The aggregate Company match under the 401(k) Plan and DCSP for 2020 was limited to $51,300 (6% of $855,000, the maximum eligible compensation for 2020).
The table below presents, for each NEO, 2020 information with respect to the DCSP.
Non-qualified Deferred Compensation Plans Table for 2020
Name	Executive Contributions in 2020(1)	Registrant Contributions in 2020(1)	Aggregate Earnings in 2020(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2020Year End
Rodney O. Martin, Jr.	$954,159	$34,200	$152,489	$—	$5,815,066
Michael S. Smith	$314,694	$34,200	$435,244	$—	$3,014,185
Christine Hurtsellers	$359,464	$34,200	$750,801	$—	$3,847,415
Charles P. Nelson	$290,648	$34,200	$36,064	$—	$1,018,127
Margaret M. Parent	$170,897	$34,200	$134,217	$—	$869,861
(1)
Amounts reported in this column that are reported in the “Summary Compensation Table” (for 2020) are: Mr. Martin—$200,559 base salary and annual incentive $753,600; Mr. Smith—base salary $163,494 and annual incentive $151,200; Ms. Hurtsellers—base salary $145,624 and annual incentive $213,840; Mr. Nelson—$95,519 base salary and annual incentive $195,129; Ms. Parent—$170,897 base salary.

(2)
Amounts in this column reflect the interest earned on notional investments, which investments are elected by the participant. The participant has the ability to change his or her investment election only during open periods.

Employment Agreements
Employment Agreement of Mr. Martin
On December 11, 2014, we entered into an employment agreement (the “Original Agreement”) with Mr. Martin, our Chief Executive Officer and Chairman of the board of directors, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (the “Prior Agreement”), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin was entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Group. Since that time, we have amended the Original Agreement several times, most recently in March 2021 (as so amended, the “Agreement”). The term of the Agreement expires December 31, 2022.
Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1.2 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual incentive compensation program (the “ACIP”). Mr. Martin’s target incentive opportunity under the ACIP is equal to 225% of base salary, with any actual award (higher or lower) to be determined by the Compensation and Benefits Committee based on the Company’s actual performance, subject to the terms and conditions of the ACIP.
Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to 750% of base salary. Any actual award (higher or lower) is determined by the Compensation and Benefits Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive program. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.
The Agreement contains various provisions governing termination under various scenarios:
Termination by the Company for Cause
If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the ICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in-kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).
Under the agreement, Cause is defined as (a) willful failure to perform substantially under the Agreement, after written demand has been given by the Board that specifically identifies how Mr. Martin has not substantially performed his responsibilities, (b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company, or (c) material breach of non-compete, non-solicitation or other restrictive covenants in the Agreement.
Termination by Mr. Martin not for Good Reason
If Mr. Martin terminates his employment other than for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.
Good Reason includes a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, b) failure to nominate Mr. Martin to serve on the Company’s board of directors and maintain Mr. Martin in the positions contemplated by the Agreement, or any material reduction or other materially adverse action related to his authority, responsibilities or duties, c) relocation of his principal office more than 50 miles from the New York City metropolitan area or, d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly-traded company.
Following any such termination, each outstanding unvested Equity Award held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin other than for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.
Termination by the Company without Cause or by Mr. Martin for Good Reason
If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay (1) his Accrued Compensation and the Other Benefits, (2) a pro rata ICP award determined as described in the second paragraph of this “Employment Agreement of Mr. Martin” section, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, (3) a lump-sum severance payment equal to his salary plus his ICP award opportunity, multiplied by two, (4) reimbursement for up to 18 months of group healthcare premiums and (5) any Equity Awards will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.
If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses (1) through (4) described in the immediate prior paragraph, except for clause (3) where the multiplier is two and half, and (5) any Equity Awards will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.
The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post- employment obligations contemplated in the Agreement).
In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.

Potential Payments upon a Termination or Change in Control
Severance Plan. The Voya Financial, Inc. Severance Plan for Senior Managers (the “Severance Plan”) provides severance benefits for designated senior managers (“Plan Participants”) of the Company and its subsidiaries in the event of specified “Qualified Terminations,” generally involving terminations not for Cause (as such term is defined in the Severance Plan), or, following certain change in control events, voluntary terminations for Good Reason (as such term is defined in the Severance Plan). The provisions of the Severance Plan do not apply to Mr. Martin, whose employment agreement provides for specific severance benefits and contains non-compete, non-solicitation and other restrictive covenants.
Under the Severance Plan, in the event of a Qualified Termination, NEOs would be entitled to specified severance benefits, including (i) a lump sum cash payment equal to the NEO’s eligible base salary and target annual cash incentive, multiplied by 1.75 (increased to 2.00 in the event of a termination within two years of a change in control); (ii) 12 months of continued participation in the Company’s health care plan on the terms and conditions available to active employees, which period of participation shall be considered part of the period of continued coverage required to be offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) a pro-rated annual cash incentive with respect to the period of employment prior to the Qualified Termination (which shall be paid based on actual performance for NEOs).
In consideration for receipt of severance benefits, Plan Participants are required to execute a release of claims in favor of the Company, as well as abide by a set of restrictive covenants, which include (i) non-competition with the Company for a period ranging from six months to one year (one year for NEOs); (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions.
The provisions of the Severance Plan do not apply to certain employees of the Company or its subsidiaries who have entered into a written employment agreement with the Company providing for specific severance benefits.

Potential Payments upon Termination or Change in Control Table(1)
The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2020.
Name	Termination Trigger	Severance(2)	Annual Incentive(3)	Health & Welfare Continuation	Equity Vesting(4)	Other Benefits(5)	Total
Rodney O. Martin, Jr	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case Prior to Change in Control)	$7,800,000	$2,592,000	$14,425	$24,128,332	$52,500	$34,587,256
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$9,750,000	$2,592,000	$14,425	$24,128,332	$52,500	$36,537,256
	Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement or Voluntary Termination Other Than Good Reason	$—	$—	$—	$24,128,332	$—	$24,128,332
	Death and Disability	$—	$2,592,000	$—	$24,128,332	$—	$26,720,332
Michael S. Smith	Involuntary Termination without Cause (Prior to Change in Control)	$3,080,000	$1,075,200	$9,574	$5,160,158	$35,000	$9,359,932
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$3,520,000	$1,075,200	$9,574	$7,695,693	$35,000	$12,335,467
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$7,695,693	$—	$7,695,693
Christine Hurtsellers	Involuntary Termination without Cause (Prior to Change in Control)	$4,200,000	$1,728,000	$11,421	$5,437,154	$35,000	$11,411,574
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$4,800,000	$1,728,000	$11,421	$7,943,989	$35,000	$14,518,409
	Voluntary Termination or Termination for Cause	$—	$—	$—	$— $	—	$—
	Retirement	$—	$—	$—	$— $	—	$—
	Death and Disability	$—	$—	$—	$7,943,989 $	—	$7,943,989
Charles P. Nelson	Involuntary Termination without Cause (Prior to Change in Control)	$3,193,750	$1,051,200	$11,421	$7,769,499	$35,000	$12,060,871
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$3,650,000	$1,051,200	$11,421	$8,171,230	$35,000	$12,918,851
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$7,482,565	$—	$7,482,565
	Death and Disability	$—	$—	$—	$8,171,230	$—	$8,171,230
(1)
All amounts assume that the triggering event took place on December 31, 2020 and the price per share of the Company common stock was $58.81. As of December 31, 2020, Mr. Martin and Mr. Nelson were the only NEOs eligible for retirement. There are no change in control provisions that would affect the level of benefits payable from the pension plans.

(2)
Under the terms of his employment agreement, Mr. Martin would receive a lump sum cash severance payment. Under the terms of the Severance Plan and subject to each executive’s execution of a release, the Company would make lump sum cash severance payments to Mr. Smith, Ms. Hurtsellers and Mr. Nelson.

(3)	Annual Incentive amount equals target award multiplied by a performance factor of 96% for 2020.
(4)	Treatment and valuation of previously granted equity upon termination would be in accordance with the terms and conditions of individual equity award agreements.
(5)
All NEOs are eligible for the Company’s executive outplacement program which provides a benefit for up to 12 months post- termination at a fixed cost to the Company of $35,000 per executive. The benefit for the CEO is extended to 18 months at a total cost of $52,500.

Margaret M. Parent departed the Company effective January 31, 2021. She received payments in accordance with the terms of the Severance Plan of $4,129,510, following her execution of a release. She will be subject to the following restrictive covenants (i) non-competition with the Company for one year, (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions. Ms. Parent was eligible for retirement treatment under the Omnibus Plan. Her outstanding equity awards as of December 31, 2020 were valued at $3,342,819 and continue to vest in accordance with their original terms.
CEO PAY RATIO
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to annually disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer. The annual total compensation for 2020 for our CEO was $13,597,008 and for the median employee was $117,545. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for 2020 was 116 to 1.
To identify the median of the annual total compensation of our employees (excluding our CEO), we used target total direct compensation, which includes base salary, target annual cash incentive and target long-term incentive, as the consistently applied compensation measure. We included all of our U.S. full-time and part-time employees as well as seasonal and temporary workers whose compensation was determined by us, in each case employed with us as of December 31, 2020. We excluded all of our non-U.S. employees (who represent less than 5% of our entire work force) as permitted under the applicable SEC de minimis rule. Compensation for employees with a partial year of service was not annualized and no assumptions, adjustments or estimates were applied.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

REPORT OF OUR COMPENSATION AND BENEFITS COMMITTEE
Our Compensation and Benefits Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by the management of the Company, and discussed the CD&A with the management of the Company. Based on the Compensation and Benefits Committee’s review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement.
Compensation and Benefits Committee:

Ruth Ann M. Gillis (Chair)
Lynne Biggar
Aylwin B. Lewis
Joseph V. Tripodi
David Zwiener
NON-EMPLOYEE DIRECTOR COMPENSATION
Overview
In order to attract and retain highly qualified directors to represent shareholders, our philosophy is to set compensation to be within a competitive range of non-employee director pay at comparable companies. Annually, the Nominating and Governance Committee reviews peer group data to understand market practices for director compensation with the assistance of its independent third party compensation consultant, Pay Governance LLC.
Our non-employee director compensation is compared to that of companies in the Comparison Group described on page 32 of this proxy statement. The Nominating and Governance Committee uses the approximate median of the Comparison Group’s director compensation as a reference point for setting director compensation. The most recent competitive pay study was completed in July 2020. Based on the analysis of the Comparison Group data, our non-employee director compensation is at the middle of the market and the Nominating and Governance Committee recommended no changes to the non-employee director compensation in 2020.
Annual Cash Retainer
The annual cash retainer for each non-employee director is $105,000. The additional cash retainer for membership of all committees (except committee chairs) is $10,000. The additional cash retainer for the chair of the Audit Committee is $30,000, the additional cash retainer for the chairs of the Compensation and Benefits Committee and the Nominating and Governance Committee is $20,000 and the additional cash retainer for the chairs of the Risk, Investment and Finance Committee and the Technology, Innovation and Operations Committee is $15,000. The lead director receives an additional cash retainer of $25,000.
Equity Compensation
Each non-employee director receives an annual equity grant of time-vested RSUs equal in value to $140,000 and subject to the stock ownership guidelines described below. Stock grants are made on the date of the annual meeting of shareholders at which a director is elected or re-elected to serve on the Board. For RSUs granted in 2013 and 2014, 50% of the RSUs vest on the second anniversary of the grant date, and 25% on each of the third and fourth such anniversaries. For RSUs granted in 2015 and 2016, 1/3 of the RSUs vest on each of the first, second and third anniversaries of the grant date. For RSUs granted in 2017 and later, the full amount vested on the first anniversary of the grant date.
Director Compensation Deferral
In 2015, we adopted a deferred cash fee plan pursuant to which non-employee directors may elect to defer all or a portion of their cash director fees either into a cash account or into an account in the form of our common stock and receive amounts deferred upon the earlier of the in-service distribution date designated by the director and the date on which the director first ceases to be a director of the Company. Directors may elect to receive their distributions either in a single lump sum or in quarterly or annual installments over a period of five or ten years.

Stock Ownership Guidelines
Our non-employee directors are required to own Company stock in an amount that is five times the annual board cash fees by the later of March 2020 or the fifth anniversary from the director’s initial election or appointment to the board. As of our latest measurement date (March 31, 2020), all of our non-employee directors (other than Ms. Butler, Ms. DeRose and Mr. Lewis who joined the Board in 2021, 2019 and 2020, respectively) met the required ownership guideline level.
Director Summary Compensation Table
The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2020. Pursuant to SEC rules, this table includes equity awards granted during 2020, and excludes equity awards granted in 2021 in respect of 2020 service. Cash amounts, however, reflect amounts paid in respect of 2020 service, even if paid during 2021.
Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Lynne Biggar	$145,000	$139,986	$6,022	$291,008
Jane P. Chwick	$137,973	$139,986	$18,500	$296,459
Kathleen DeRose	$139,500	$139,986	$10,000	$289,486
Ruth Ann M. Gillis	$145,000	$139,986	$25,000	$309,986
J. Barry Griswell(4)	$63,697	$139,986	$12,500	$216,183
Aylwin B. Lewis(5)	$23,112	$23,328	$—	$46,440
Byron H. Pollitt, Jr.	$150,000	$139,986	$25,000	$314,986
Joseph V. Tripodi	$130,000	$139,986	$25,000	$294,986
David Zwiener	$165,000	$139,986	$25,000	$329,986
(1)	Certain directors elected to defer the cash portion of their Director Fees for 2020 under the Director Compensation Deferral Plan adopted in 2015 which is described above.
(2)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(3)
Amounts in this column represent matching charitable contributions (maximum of $25,000 per year) made by the company on behalf of each Director. For a description of our matching gifts program and our community investments, please see Part I – Corporate Responsibility – Community Investment.

(4)	Mr. Griswell passed away in June 2020.
(5)	Mr. Lewis joined the Board on October 29, 2020.
Director Equity Awards Table
Director	Number of RSUs Outstanding as of December 31, 2020
Lynne Biggar	18,714
Jane P. Chwick	20,001
Kathleen DeRose	3,732
Ruth Ann M. Gillis	16,545
Aylwin B. Lewis	486
Byron H. Pollitt, Jr.	16,545
Joseph V. Tripodi	17,405
David Zwiener	24,025
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no interlocking relationships between any member of our Compensation and Benefits Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

Part III: Audit-Related Matters
Agenda Item 3: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, which is retained to audit the Company’s financial statements.
•
The Audit Committee determines and approves the audit fees paid to Ernst & Young LLP. Further, our Audit Committee approves in advance all services rendered by Ernst & Young LLP to us and our consolidated subsidiaries, either on an individual basis or pursuant to our pre-approval policy. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, and risk and control services) and tax services.

•
In order to assure continuing auditor independence, the Audit Committee periodically evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm before determining to renew its engagement. Further, in connection with the rotation of our independent registered public accounting firm’s lead engagement partner mandated by the rules of the SEC and the U.S. Public Company Accounting Oversight Board (PCAOB), our Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In 2020, pursuant to the mandated rotation, a new lead engagement partner will assume responsibilities with respect to the Company’s financial statements and other services provided to the Company. Members of the Audit Committee were deeply engaged in the process of selecting the new lead engagement partner, including conducting one-on-one meetings with the lead engagement partner candidate prior to the final selection.

In particular, our Audit Committee considered the following factors in evaluating Ernst & Young LLP and its lead engagement partner:
✔	Knowledge, technical skills of the firm, the lead engagement partner and the audit team, including local engagement teams;
✔
Communication with management and the Audit Committee regarding: a) the audit plan and the engagement team, b) potential and emerging issues and risks, c) consultations with the national practice office, if any, d) internal control matters, e) required communications and f) rotation plan for the lead engagement partner;

✔
Responsiveness/services related to the Company’s business requirements such as quality and timeliness, responsiveness to changes in business and/or risks, assignment of appropriate resources to meet transaction timeliness and competitiveness of fees/value for services rendered and

✔
Demonstration of independence, objectivity and professional skepticism by maintaining respectful but questioning approach, demonstrating independence in fact and in appearance, dealing with issues in a forthright manner and communicating potential independence issues with the Company and the Audit Committee, if any.

The Audit Committee also reviews and approves our policy on external auditor independence. This policy sets forth appointment, independence and responsibilities of the external auditor, as well as permitted services and the procedure for pre- approval of services.
Based on the foregoing, the members of our Audit Committee and our board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its shareholders. As a result, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2021. We are asking shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, although such ratification is not a legal requirement of, or condition to, such appointment. If our shareholders do not ratify the appointment, our Audit Committee will reconsider its retention of Ernst & Young LLP, but will not necessarily revoke their appointment as the Company’s independent registered public accounting firm. Similarly, even if ratified by our shareholders, our Audit Committee may determine to appoint a different firm at any time during the year if it determines that such a change would be in the interests of our Company and its shareholders.
A representative of Ernst & Young LLP is expected to participate in our Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
Accordingly, the following resolution will be presented at our Annual Meeting:
RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the purposes of the audit of the Company’s financial statements for the year ending December 31, 2021, is hereby APPROVED.
Board Recommendation: Our board of directors unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.
MEMBERSHIP OF OUR AUDIT COMMITTEE
The Audit Committee of our board of directors currently consists of Byron H. Pollitt, Jr., who serves as chairman, Lynne Biggar, Kathleen DeRose, Ruth Ann M. Gillis and Aylwin Lewis, each of whom is an independent director. Yvette Butler will replace Ms. Biggar upon her departure. Our board of directors has determined that each member of our Audit Committee is financially literate, as such term is defined under the rules of the NYSE, and that, in addition to other members, Mr. Pollitt qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the SEC.
REPORT OF OUR AUDIT COMMITTEE
Responsibility for the preparation, presentation and integrity of the Company’s financial statements, for its accounting policies and procedures, and for the establishment and effectiveness of internal controls and procedures lies with the Company’s management. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.
In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee approves in advance all audit and any non-audit services rendered by Ernst & Young LLP to us and our consolidated subsidiaries.
Based on the reports and discussions discussed above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Additional information about the Audit Committee and its responsibilities may be found beginning on page 13 of this proxy statement and the Audit Committee Charter is available on the Company’s website in the Investor Relations section.
Audit Committee:
Byron H. Pollitt, Jr., Chairman
Lynne Biggar
Kathleen DeRose
Ruth Ann M. Gillis
Aylwin B. Lewis
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table provides information about fees payable by us to Ernst & Young LLP for each of 2020 and 2019.
	2020 fees (in millions)	2019 fees (in millions)
Audit fees	$16.9	$13.8
Audit-related fees(1)	$1.8	$1.5
Tax fees(2)	$2.0	$1.3
All other fees	$0	$0
(1)	Includes the audit of the financial statements of employee benefit plans, service organization control reports, and accounting consultations.
(2)	Includes tax compliance services provided to the Company and to consolidated investment funds, and routine tax advisory services.
All services were approved by the Audit Committee. The charter of our Audit Committee provides that the Audit Committee pre-approves all audit and any non-audit services rendered to us by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy pursuant to which certain categories of engagements have been pre-approved without specific prior identification to the Audit Committee.

Part IV: Certain Relationships and Related Party Transactions
RELATED PARTY TRANSACTION APPROVAL POLICY
Our board of directors has adopted a written related party transaction approval policy pursuant to which the Nominating and Governance Committee of our board of directors reviews and approves or takes such other action as it may deem appropriate with respect to the following transactions:
•
a transaction in which we or one or more of our subsidiaries is a participant and which involves an amount exceeding $120,000 and in which any of our directors, executive officers, or 5% shareholders or any other “related person” as defined in Item 404 of Regulation S-K (“Item 404”), has or will have a direct or indirect material interest; and

•	any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.
The policy provides that an investment by a director or executive officer in a fund or other investment vehicle sponsored or managed by the Company or by one or more of its subsidiaries shall not be deemed to be a related party transaction if:
•	such investment is made pursuant to the Company’s 401(k) plan, Deferred Compensation Savings Plan or any other similar type of Company-sponsored employee or director plan; or
•
such investment is made on terms and conditions that are (i) in all material respects not more favorable to such director or executive officer than are available to investors that are not employed by or affiliated with the Company or any of its subsidiaries or (ii) subject to certain exceptions, are consistent in all material respects with those offered to one or more classes of employees of the Company or any of its subsidiaries who are not executive officers of the Company.

Certain of our directors and executive officers may from time to time invest their personal funds in funds or other investment vehicles that we or one or more of our subsidiaries manage or sponsor. These investments are made on substantially similar terms and conditions as other similarly-situated investors in these funds or investment vehicles who are not employed or affiliated with the Company or any of its subsidiaries. In addition, from time to time our directors and executive officers may engage in transactions in the ordinary course of business involving other services and products we offer, such as insurance and retirement services, on terms similar to those extended to customers that are not employed or affiliated with the Company or any of its subsidiaries.
This policy sets forth factors to be considered by the Nominating and Governance Committee in determining whether to approve any such transaction, including the nature of our and our subsidiaries’ involvement in the transaction, whether we or our subsidiaries have demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risk issues.
To simplify the administration of the approval process under this policy, the Nominating and Governance Committee may, where appropriate, establish guidelines for certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:
•	decisions on compensation or benefits or the hiring or retention of our or any of our subsidiaries’directors or executive officers, if approved by the applicable board committee;
•	the indemnification and advancement of expenses pursuant to our amended and restated certificate of incorporation, by- laws or an indemnification agreement; and
•	transactions where the related person’s interest or benefit arises solely from such person’s ownership of our securities and holders of such securities receive the same benefit on a pro rata basis.

A director on the Nominating and Governance Committee who has an interest in a related party transaction being considered by the Nominating and Governance Committee will not participate in the consideration of that transaction unless requested by the chairperson of the Nominating and Governance Committee.
BENEFICIAL OWNERSHIP OF CERTAIN HOLDERS
The following table presents information as of March 30, 2021 regarding the beneficial ownership of our common stock by:
•	all persons known by us to own beneficially more than 5% of our common stock;
•	each of our named executive officers, current directors and new director nominee as of such date; and
•	all current executive officers, current directors and new director nominee as a group.
Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o Voya Financial, Inc., 230 Park Avenue, New York, New York 10169.
		Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Number of Shares(\5)	Options Exercisable within 60 days	Percentage of Class	Additional Underlying Stock Units(6)	Total Common Stock and Stock Units
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	11,101,439	—	8.79%
Franklin Mutual Advisers, LLC(2) 101 John F. Kennedy Parkway Short Hills, NJ 07078	9,738,348	—	7.7%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	7,580,175	—	6.0%
The Bank of New York Mellon Corporation(4) 240 Greenwich Street New York, NY 10286	6,439,847	—	5.1%
Named executive officers, current directors and new director nominee (14 persons)
Rodney O. Martin, Jr.(4)	361,924	158,900	*	427,733	948,557
Michael S. Smith	177,865	146,787	*	128,586	453,238
Christine Hurtsellers	93,510	75,287	*	113,319	282,116
Charles P. Nelson	154,928	146,787	*	128,212	429,927
Margaret M. Parent	43,505	35,587	*	56,841	135,933
Lynne Biggar	18,472	—	*	3,300	21,772
Yvette S. Butler	—	—	—	—	—
Jane P. Chwick	16,701	—	*	3,300	20,001
Kathleen DeRose	432	—	*	3,300	3,732
Ruth Ann M. Gillis	20,407	—	*	6,536	26,943
Aylwin Lewis	—	—	*	486	486
Byron Pollitt, Jr	17,245	—	*	3,300	20,545
Joseph V. Tripodi	17,605	—	*	3,300	20,905
David Zwiener	25,825	—	*	3,300	29,125
All current executive officers and directors (20 persons)	1,067,877	726,508	1.47%	1,133,063	2,927,448
*	Less than 1%

(1)
Based on information as of December 31, 2020 contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to none of these shares, shared voting power with respect to 127,811 of these shares, sole dispositive power with respect to 10,795,832 of these shares and shared dispositive power with respect to 305,607 of these shares.

(2)
Based on information as of December 31, 2020 contained in a Schedule 13G/A filed with the SEC on February 4, 2021 by Franklin Mutual Advisers, LLC. The Schedule 13G/A indicates that Franklin Mutual Advisers, LLC has sole voting power and sole dispositive power with respect to all 9,738,348 shares.

(3)
Based on information as of December 31, 2020 contained in a Schedule 13G/A filed with the SEC on February 1, 2021 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 6,523,742 of these shares and sole dispositive power with respect to all 7,580,175 shares.

(4)
Based on information as of December 31, 2020 contained in a Schedule 13G filed with the SEC on February 1, 2021 by The Bank of New York Mellon Corporation. The Schedule 13G indicates that The Bank of New York Mellon Corporation has sole voting power with respect to 5,906,563 of these shares, shared voting power with respect to 73,964 of these shares, sole dispositive power with respect to 6,152,594 of these shares and shared dispositive power with respect to 287,223 of these shares.

(4)	Includes 100,000 shares held by the Rodney O. Martin Jr. 2006 Irrevocable Insurance Trust, an estate planning trust for the benefit of certain members of Mr. Martin’s family.
(5)	Amounts include, for directors, vested RSUs awarded as compensation. See “Part II: Compensation Matters—Non-Employee Director Compensation—Director Equity Awards.”
(6)
Amounts include, for directors and executive officers, unvested RSUs and deferred stock units issued pursuant to deferred compensation plan arrangements. For executive officers, amounts also include unvested PSUs. The ultimate number of common stock shares earned at vesting of PSUs is formulaically determined, with potential payout value ranging from 0% to 150% depending on the achievement of certain performance factors.

Part V: Other Information
Frequently asked questions about our Annual Meeting
When and where is our Annual Meeting?
We will hold our Annual Meeting on Thursday, May 27, 2021, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/VOYA2021, thus facilitating maximum participation by our shareholders.
Who can participate in our Annual Meeting?
You are entitled to participate in our Annual Meeting if you were a shareholder of record of Voya Financial, Inc. as of the close of business on March 30, 2021, which we refer to in this proxy statement as the “Record Date”, or if you hold a valid proxy for the Annual Meeting. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you must request a legal proxy from your broker or nominee to participate and vote at the Annual Meeting.
How do I attend the Annual Meeting virtually?
You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOYA2021 and using your 16-digit control number to enter the meeting.
What if I have trouble participating in the Annual Meeting?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 10:45 a.m., Eastern Daylight Time. If you encounter any difficulties accessing the virtual meeting during the check-in time or during the annual meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/VOYA2021.
How can I submit questions?
If you wish to submit a question, you may do so in a few ways. If you want to ask a question before the meeting, you may do so at www.proxyvote.com. You may also access copies of our proxy materials at www.proxyvote.com. If you want to submit your question during the annual meeting, you may submit your question by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VOYA2021 and type your question into the “Ask a Question” field. Alternatively, a telephone number will be included on the virtual meeting platform and you may ask a question by calling that number.
What are the rules of conduct Q&As?
We have published rules of conduct Q&As for the annual meeting on www.virtualshareholdermeeting.com/ VOYA2021. You will find in the rules of conduct: 1) what types of questions will be allowed and answered, 2) the number of questions allowed per shareholder, 3) time guidelines for questions and 4) what happens if we run out of time and there are unanswered questions.
Will you archive the meeting for future viewing?
Yes, we will archive the meeting on our Investors website at investors.voya.com for future viewing.

Why did I receive this proxy statement?
The board of directors is soliciting proxies to be voted at the Annual Meeting. Under the NYSE rules, the stock exchange on which our common stock is listed, we are required to solicit proxies from our shareholders in connection with any meeting of our shareholders, including the Annual Meeting. Under the rules of the SEC, when our Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to shareholders), containing certain required information. These materials will be first made available, sent or given to shareholders on April 13, 2021.
What is included in our proxy materials?
Our proxy materials include:
•	This proxy statement;
•	A notice of our 2021 Annual Meeting of Shareholders (which is attached to this proxy statement); and
•	Our Annual Report to Shareholders for 2020.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials through the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.
Why didn’t I receive a paper copy of these materials?
SEC rules allow companies to deliver a notice of Internet availability of proxy materials to shareholders and provide Internet access to those proxy materials, in lieu of providing paper materials. Shareholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.
What is “householding?”
We send shareholders of record at the same address one copy of the proxy materials unless we receive instructions from a shareholder requesting receipt of separate copies of these materials.
If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Trust Company, N.A. at 118 Fernwood Avenue, Edison, NJ 08837. You can also contact Computershare to receive individual copies of all documents. You may also contact the Corporate Secretary at Voya Financial, Inc., 230 Park Avenue, New York, New York 10169, Attention: Law Department, Office of the Corporate Secretary or at 212-309-8200.
What is a proxy?
It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated four of the Company’s officers to act as proxies at the Annual Meeting.
Who can vote by proxy at the Annual Meeting?
Persons who held stock as of the close of business on the Record Date, March 30, 2021, can vote their stock at the annual meeting, either by participating in the online meeting or by executing (manually, telephonically, or electronically) a proxy card or voting instruction form.

What will shareholders vote on at the Annual Meeting?
At the Annual Meeting, our shareholders will be asked to cast votes on the following items of business:
•	The election of the nine directors who make up our board of directors;
•	An advisory vote on the approval of executive compensation; and
•	A vote to ratify the appointment of Ernst & Young LLP as the Company’s auditors for 2021.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline in our by-laws for shareholder director nominations and other proposals has passed. However, if any other matter should properly come before the meeting, the officers we have designated to act as proxies will vote the stock for which they have received a valid proxy according to their best judgment.
How many votes do I have?
You will have one vote for every share of common stock of Voya Financial, Inc. that you owned at the close of business on the Record Date, March 30, 2021.
What constitutes a quorum for the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. On the Record Date, there were 121,188,464 shares of common stock outstanding. A quorum must be present before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of common stock held in “street name”?
•	Shareholder of Record: If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares.
•
Shares Held in “Street Name”: If your shares of common stock are held in an account at a brokerage firm, bank, broker- dealer or other similar organization (which we refer to in this proxy statement as a “financial intermediary”), then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the financial intermediary holding your account and, as a beneficial owner, you have the right to direct your financial intermediary as to how to vote the shares held in your account.

How do I vote?
The manner in which you cast your vote depends on whether you are a shareholder of record or you are a beneficial owner of shares held in “street name”. In order to vote your shares, you may vote:
	If you are a shareholder of record	If you hold your shares in “street name”
By Internet–Advance Voting:	www.proxyvote.com	www.proxyvote.com
By Internet at our Annual Meeting:	www.virtualshareholdermeeting.com/VOYA2021	www.virtualshareholdermeeting.com/ VOYA2021
By Telephone	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your financial intermediary makes available.
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.
How do I revoke my proxy?
If you hold your shares in street name, you must follow the instructions of your broker or bank to revoke your voting instructions. Otherwise, you can revoke your proxy by executing a new proxy or by voting at the meeting.
How do I vote my shares held in the Company’s 401(k) plans?
The trustee of the plans will vote your shares in accordance with the directions you provide by voting on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. If your proxy is not returned or is returned unsigned, the trustee will vote your shares in the same proportion as are all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.
How will my shares be voted if I do not give specific voting instructions?
The voting of shares for which a proxy has been executed, dated and delivered, but for which no specific voting instructions have been provided, depends on whether the shares are held by a shareholder of record or are held beneficially in “street name”, and if shares are held in “street name”, on the financial intermediary through which beneficial ownership is held.
•
Shareholder of Record: If you are a shareholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this proxy statement, and the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Governance Committee and nominated by our Board.

•
Beneficial Owners of Shares Held in “Street Name”: If you are a beneficial owner of shares and your brokerage firm, bank, broker-dealer or other similar organization does not receive voting instructions from you, the manner in which your shares may be voted differs, depending on the specific resolution being voted upon.

○
Ratification of Auditors. For the resolution to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, NYSE rules provide that brokers that have not received voting instructions from their customers at least ten days before the meeting date may vote their customers’ shares in the brokers’ discretion. This is called broker-discretionary voting. The foregoing rule does not apply, however, if your broker is an affiliate of our Company. In such a case, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as are the other shares voted with respect to the resolution.

○
All other matters. All other resolutions to be presented at our Annual Meeting are considered “non-discretionary matters” under NYSE rules, and your brokerage firm, bank, broker-dealer or other similar organization may not vote your shares without voting instructions from you (“broker non-votes”). Therefore, you must provide voting instructions in order for your vote to be counted.

What vote is required for adoption or approval of each matter to be voted on?
The chart below sets forth each item of business that we expect to be put before our shareholders at the Annual Meeting, and for each such item: the voting options available, the vote required to adopt or approve, the voting recommendation of our Board, the effect of abstaining from the vote, whether such item is a “discretionary matter” for which brokers may cast discretionary votes, and the effect of broker non-votes.
Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Election of Directors	You may vote FOR, AGAINST, or ABSTAIN for each nominee for director.	For each nominee, election requires a number of FOR votes that represents a majority of the votes cast FOR or AGAINST each nominee for director.	FOR all Director Nominees. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees	Abstentions are not counted as a vote cast and will therefore have no effect on the vote	No	No effect
Advisory Vote to Approve Executive Compensation	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the executive compensation of our NEOs	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	You may vote FOR, AGAINST, or ABSTAIN on the resolution to ratify the appointment	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to voteon the matter	FOR the ratification of the appointment Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	Yes	N/A
Who counts the votes?
Votes will be counted by Computershare Trust Company, N.A.

How will the results of the votes taken at our Annual Meeting be reported?
We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC, and will be available at www.sec.gov and on our website at www.voya.com.
How do I inspect the list of shareholders of record?
A list of the shareholders as of the Record Date of March 30, 2021 will be available for inspection during ordinary business hours at our headquarters at 230 Park Avenue, New York, New York 10169, from May 17, 2021 to May 27, 2021. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/VOYA2021.
How do I submit a shareholder proposal for the 2022 Annual Meeting?
Shareholders who wish to present proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2022 Annual Meeting of Shareholders must submit their proposals to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169. Proposals must be received on or before December 14, 2021 unless our 2022 Annual Meeting of Shareholders is held more than 30 days before or after the anniversary date of the 2021 Annual Meeting, in which case proposals must be received a reasonable time before we begin to print and send proxy materials for the 2022 Annual Meeting of Shareholders. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable limitations.
In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2022 Annual Meeting of Shareholders, a notice of the matter that the shareholder wishes to present must be delivered to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, not less than 90 nor more than 120 days prior to the first anniversary of the 2021 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 27, 2022 and no later than February 26, 2022. If, however, our 2022 Annual Meeting of Shareholders is held before the date that is 30 days before the anniversary date of the 2021 Annual Meeting, or after the date that is 60 days after the anniversary date of the 2021 Annual Meeting, then our by-laws provide that the deadline for such a notice will be the later of the close of business on (i) the date that is 90 days before the date of our 2022 Annual Meeting of Shareholders and (ii) the tenth day following the date on which the date of our 2022 Annual Meeting of Shareholders is first publicly announced or disclosed.
Who pays the expenses of this proxy solicitation?
Expenses for the preparation of these proxy materials and the solicitation of proxies for our Annual Meeting are paid by the Company. In addition to the solicitation of proxies over the Internet or by mail, certain of our directors, officers or employees may solicit proxies in person, by telephone, or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. The Company has retained MacKenzie Partners, Inc. as proxy solicitor for a fee of $22,500 plus the reimbursement of any out of pocket expenses. We will reimburse brokers, including our affiliated brokers, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.
Where can I receive more information about the Company?
We file reports and other information with the SEC. This information is available on the Company’s website at www.voya.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330. The charters of our Audit, Compensation and Benefits, Nominating and Governance, Risk, Investment and Finance and Technology, Innovation and Operations Committees, the Company’s Corporate Governance Guidelines, and the Corporate Code of Business Conduct and Ethics are also available on the Company’s investor relations website, investors.voya.com.

Communications with our Board
Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group should address communications to the board of directors or the particular director or directors, as the case may be, and mailed to Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, Attention: Law Department, Office of the Corporate Secretary or sent by electronic mail to VoyaBoard@voya.com.
Code of Ethics and Conduct
Our board of directors has adopted a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules. A copy of our Code of Business Conduct and Ethics is available from our investor relations website at investors.voya.com. The Company intends to satisfy any disclosure requirement under Item 5.05 of Form 8-K with respect to its code of ethics through a notice posted at investors.voya.com

Exhibit A
Non-GAAP Financial Measures
In this proxy statement, we present Adjusted Operating Earnings, Adjusted Operating Earnings Per Share, Adjusted Operating Return on Allocated Capital, and Adjusted Operating Return on Equity, each of which is a non-GAAP financial measure.
Adjusted Operating Earnings
Adjusted Operating Earnings is defined as adjusted operating earnings before income taxes excluding the impacts of DAC, VOBA, and other intangible unlocking. Adjusted operating earnings before income taxes is calculated by adjusting GAAP income (loss) from continuing operations before income taxes for the following items:
•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA, and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Adjusted Operating Return on Allocated Capital
Adjusted Operating Return on Allocated Capital is defined as adjusted operating earnings for the Retirement, Investment Management, and Employee Benefits Segments (tax-effected based on the actual operating effective tax rate for the period) excluding the impacts of DAC, VOBA, and other intangible unlocking divided by the average capital allocated to these business segments for the period.
Adjusted Operating Earnings Per Share
Adjusted Operating Earnings Per Share is defined as adjusted operating earnings after income taxes excluding the impacts of DAC, VOBA, and other intangible unlocking divided by average diluted common shares.
Adjusted Operating Return on Equity
Adjusted Operating Earnings Per Share is defined as adjusted operating earnings after income taxes excluding the impacts of DAC, VOBA, and other intangible unlocking divided by average common equity excluding AOCI.
Voya Financial

Reconciliation of Adjusted Operating Earnings Excluding Unlocking to Income (Loss) From Continuing Operations
($ in millions)	Year ended December 31, 2020 Pre-tax
Income (loss) from continuing operations before income taxes	$352
Less:
Net investment gains (losses) and related charges and adjustments	22
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	22
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(342)
Net income (loss) attributable to noncontrolling interest	157
Income (loss) on early extinguishment of debt-	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	2
Dividend payments made to preferred shareholders	36
Other adjustments	(41)
Adjusted operating earnings before income taxes	$495
Less: DAC, VOBA and other intangibles unlocking	(149)
Plus: Earnings adjustments related to Individual Life Transaction1	50
Adjusted operating earnings, excluding unlocking, and adjusted for Individual Life Transaction[1]	$694
[1]	Includes earnings adjustments related to Individual Life Transaction to align with Target assumptions

Voya Financial

Calculation and Reconciliation of Adjusted Operating Return on Allocated Capital
($ in millions, unless otherwise indicated)	Year ended December 31, 2020
Total Voya Financial, Inc. Shareholders' Equity - end of period	$10,110
Total Voya Financial, Inc. Shareholders' Equity - average for period	$9,160
Net income (loss) available to Voya Financial, Inc.	$(242)
Return on Voya Financial Inc. Equity	-2.6%

Total Voya Financial, Inc. Shareholders' Equity - average for period	$9,160
Less: Accumulated Other Comprehensive Income (AOCI) - average for period	3,702
Plus: Total Voya Debt - average for period	3,044
Total Capitalization (Excluding AOCI) - average for period	$8,501
Less: Corporate Segment Capital - average for period	3,698
Total Allocated Capital - average for period	$4,803
After-tax adjusted operating earnings, excluding unlocking and Corporate, and adjusted for Individual Life Transaction[1]	$855
Adjusted Operating Return on Allocated Capital	17.8%
[1]	Includes earnings adjustments related to Individual Life Transaction to align with Target assumptions

Voya Financial

Reconciliation of Adjusted Operating Return on Equity (ROE) and Adjusted Operating Earnings Per Share (EPS)
	After-Tax		Per Share
($ in millions)	Full Year 2020	Full Year 2019	Full Year 2020	Full Year 2019
Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$(242)	$(388)	$(1.84)	$(2.64)
Less: Preferred stock dividends	(36)	(28)	(0.27)	(0.19)
Net income (loss) available to Voya Financial, Inc.	$(206)	$(360)	$(1.56)	$(2.45)
Plus: Net income (loss) attributable to noncontrolling interest	157	50	1.19	0.34
Less: Income (loss) from discontinued operations	(419)	(1,101)	(3.18)	(7.49)
Income (loss) from continuing operations	$370	$791	$2.81	$5.38
Less:
Net investment gains (losses) and related charges and adjustments	18	20	0.13	0.14
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	17	(11)	0.13	(0.07)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(270)	78	(2.05)	0.53
Net income (loss) attributable to noncontrolling interest	157	50	1.19	0.34
Income (loss) on early extinguishment of debt	—	(10)	—	(0.07)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	2	2	0.01	0.02
Dividend payments made to preferred shareholders	36	28	0.27	0.19
Other adjustments	(15)	120	(0.11)	0.82
Adjusted operating earnings	$425	$514	$3.22	$3.50
Less: DAC, VOBA and other intangibles unlocking	(118)	(24)	(0.89)	(0.16)
Plus: Earnings adjustments related to Individual Life Transaction[1]	40	299	0.30	2.03
Adjusted operating earnings, excluding unlocking, and adjusted for Individual Life Transaction[1]	$583	$837	$4.42	$5.69
Average Common Equity Excluding AOCI and adjusted for Individual Life Transaction[1]	$4,807	$6,651
Adjusted Operating Return on Equity (ROE)	12.1%	12.6%
2020 and 2019 Average Adjusted Operating ROE and EPS	12.3%		$5.05
[1]	Includes earnings and equity adjustments related to Individual Life Transaction to align with Target assumptions

Forward-Looking and Other Cautionary Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward- looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (x) changes in the policies of governments and/or regulatory authorities, and (xi) the effects of natural or man-made disasters, including pandemic events. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2020, which the Company filed with the Securities and Exchange Commission on March 1, 2021.

Voya Financial
230 Park Avenue
New York, NY 10169
voya.com

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VOYA FINANCIAL

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VOYA2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44211-P50927 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOYA FINANCIAL, INC.

The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Yvette S. Butler	☐	☐	☐
1b. Jane P. Chwick	☐	☐	☐
1c. Kathleen DeRose	☐	☐	☐
1d. Ruth Ann M. Gillis	☐	☐	☐
1e. Aylwin B. Lewis	☐	☐	☐
1f. Rodney O. Martin, Jr.	☐	☐	☐
1g. Byron H. Pollitt, Jr.	☐	☐	☐
1h. Joseph V. Tripodi	☐	☐	☐
1i. David Zwiener	☐	☐	☐

	For	Against	Abstain
2. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers, as disclosed and discussed in the Proxy Statement	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2021	☐	☐	☐

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered shareholders that return a signed proxy card, FOR all nominees listed in Item 1 and FOR Items 2 and 3. With respect to participants in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the "Plans"), in the absence of instructions, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VOYA FINANCIAL, INC.
2021 ANNUAL MEETING OF SHAREHOLDERS
May 27, 2021
11:00 a.m., Eastern Daylight Time

www.virtualshareholdermeeting.com/VOYA2021

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 p.m., Eastern Daylight Time on May 26, 2021.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D44212-P50927

PROXY
FOR ANNUAL MEETING OF SHAREHOLDERS
VOYA FINANCIAL, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Rodney O. Martin, Jr., Michael S. Smith and Larry N. Port, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Voya Financial, Inc. held of record by the undersigned as of March 30, 2021, at the 2021 Annual Meeting of shareholders to be held on May 27, 2021, beginning at 11:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/VOYA2021, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR Items 2 and 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Voya Financial, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the "Plans"), then the undersigned hereby directs Voya Institutional Trust Company as Trustee of the Plans to vote all the shares of Voya Financial common stock credited to the undersigned's account as indicated on the reverse side at the meeting and at any adjournment(s) thereof. If your proxy is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Continued and to be signed on reverse side